Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

YUCAIPA ACQUISITION CORPORATION,

SIGNA SPORTS UNITED GMBH,

SIGNA SPORTS UNITED B.V.,

OLYMPICS I MERGER SUB, LLC

and

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

dated as of

June 10, 2021

TABLE OF CONTENTS

Page

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01	Definitions	5
Section 1.02	Construction	23
Section 1.03	Knowledge	24
Section 1.04	Equitable Adjustments	24

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01	The Closing Transactions	24
Section 2.02	Exchange Agent	28
Section 2.03	Further Assurances	30
Section 2.04	Withholding Rights	30

ARTICLE III

CLOSING

Section 3.01	Closing	30
Section 3.02	Allocation Schedule	31
Section 3.03	Closing Statements	32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

i

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND MERGER SUB

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO YUCAIPA

ARTICLE VII

COVENANTS OF THE COMPANY

ARTICLE VIII

COVENANTS OF YUCAIPA

Section 8.01	Conduct of Yucaipa During the Interim Period	74
Section 8.02	Shareholder Litigation	76
Section 8.03	Yucaipa Public Filings	76
Section 8.04	Trust Account Proceeds and Redemptions	76
Section 8.05	De-Listing	76

ARTICLE IX

JOINT COVENANTS

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01	Conditions to Obligations of the Parties	88
Section 10.02	Additional Conditions to the Obligations of TopCo, the Company and Merger Sub	89
Section 10.03	Additional Conditions to Obligations of Yucaipa	91
Section 10.04	Frustration of Conditions	92

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01	Termination	93
Section 11.02	Effect of Termination	93

ARTICLE XII

MISCELLANEOUS

EXHIBITS

Exhibit A-1	Form of Shareholder Undertaking of Minority Shareholders
Exhibit A-2	Form of Shareholder Undertaking of Lenders
Exhibit B	Form of Company Lock-Up Agreement
Exhibit C	Form of Wiggle Sellers Lock-Up Agreement
Exhibit D	Sponsor Letter Agreement
Exhibit E	Form of Sponsor Subscription Agreement
Exhibit F	Form of Subscription Agreement
Exhibit G	Form of Earn-Out Agreement
Exhibit H	Wiggle SPA
Exhibit I	Form of Incentive Equity Plan
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Warrant Assumption Agreement
Exhibit L	Form of TopCo Amended and Restated Articles of Association

ANNEXES

Annex A	Minority Shareholders and Minority Shareholders

v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2021, by and among Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company (the “Company”), SIGNA Sports United B.V., a Dutch private limited liability company (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands limited liability company (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”). Yucaipa, the Company, TopCo, Merger Sub and SISH are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, (a) Yucaipa is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (b) TopCo is a newly incorporated, wholly-owned Subsidiary of the Company, (c) Merger Sub is a newly formed, wholly-owned Subsidiary of TopCo and (d) SISH is the majority shareholder of the Company;

WHEREAS, concurrently with the execution of this Agreement all of the Company Shareholders as of the date hereof (including SISH), the Minority Shareholders and Lenders (collectively, the “Pre-Closing Company Shareholders”) have entered into one of the forms of irrevocable shareholder undertaking (collectively, the “Shareholder Undertaking”) attached hereto as Exhibit A-1 and Exhibit A-2, respectively by and among Yucaipa, the Company, SISH, and the Pre-Closing Company Shareholders, pursuant to which, among other things, each Pre-Closing Company Shareholder (a) granted one or more powers of attorney, in substantially the form(s) attached to the Shareholder Undertaking, permitting and directing the respective authorized persons identified in such powers of attorney (acting on behalf of such Pre-Closing Company Shareholder) and the proxyholders under such power(s) of attorney to execute (i) the Dutch Deeds of Issue, (ii) a German Share Transfer Deed and (iii) any Transaction Documents to which such Pre-Closing Company Shareholder is or will be a party, (b) undertook to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including to fully support and implement the Roll-up and the Conversion), and (c) agreed to certain covenants to support the transactions contemplated by this Agreement and the other Transaction Documents (including restrictions on the sale, disposition or transfer of the Company Common Stock held by such Pre-Closing Company Shareholder), in each case, on the terms and subject to the conditions set forth in the Shareholder Undertaking;

WHEREAS, the Lenders have agreed to effect the Conversion prior to the Closing;

WHEREAS, the Minority Shareholders have agreed to implement the Roll-up prior to the Closing;

WHEREAS, pursuant to Yucaipa’s Governing Documents, Yucaipa is required to provide an opportunity for its shareholders to have their outstanding Yucaipa Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required Yucaipa Shareholder Approval at the Special Meeting;

WHEREAS, concurrently with the execution of this Agreement, (a) certain Pre-Closing Company Shareholders are entering into lock-up agreements, pursuant to which they will agree not to effect any sale or distribution of any Equity Securities of TopCo issued to them pursuant to this Agreement during the lock-up period described therein (each, a “Company Lock-Up Agreement”), in the form attached hereto as Exhibit B, in each case, on the terms and subject to the conditions set forth therein and (b) the Wiggle Sellers that will receive Wiggle Equity Consideration are entering into lock-up agreements, pursuant to which they will agree not to effect any sale or distribution of any Equity Securities of TopCo issued pursuant to this Agreement during the lock-up period described therein (each, a “Wiggle Sellers Lock-Up Agreement”), in the form attached hereto as Exhibit C, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), Yucaipa, the Company and certain individuals party thereto (the “Insiders”) have entered into the sponsor letter agreement in the form attached hereto as Exhibit E (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Insiders have agreed to (a) vote in favor of all of the Transaction Proposals, (b) waive certain adjustments to the conversion ratio set forth in Yucaipa’s Governing Documents with respect to the Yucaipa Class B Shares, (c) be bound by certain transfer restrictions with respect to their Yucaipa Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (e) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to this Agreement or the Subscription Agreements, in each case on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and Yucaipa have entered into an amendment to the Forward Purchase Agreement, dated as of August 6, 2020 (the “Forward Purchase Agreement”), pursuant to which, among other things, the Sponsor and Yucaipa agreed that (a) the Sponsor would not purchase units through the Forward Purchase Agreement in connection with the Transactions and (b) the Forward Purchase Agreement will be terminated effective as of the Closing (it being understood that the Sponsor entered into the Sponsor Subscription Agreement in lieu of exercising its rights under the Forward Purchase Agreement in connection with the Transactions), in each case on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Ronald W. Burkle, an Affiliate of Sponsor, Yucaipa and TopCo have entered into a subscription agreement (the “Sponsor Subscription Agreement”), in the form attached hereto as Exhibit E, pursuant to which, among other things, Ronald W. Burkle has agreed to subscribe for and accept, and TopCo has agreed to issue to Ronald W. Burkle, immediately following the Merger, 5,000,000 TopCo Ordinary Shares in exchange for a subscription price of $50,000,000 (the “Sponsor Investment”), on the terms and subject to the conditions set forth in the Sponsor Subscription Agreement and the applicable Dutch Deed of Issue;

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”), Yucaipa and TopCo have entered into subscription agreements (the “PIPE Subscription Agreements” and, together with the Sponsor Subscription Agreement, the “Subscription Agreements”), substantially in the form attached hereto as Exhibit F, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and accept on the Closing Date, and TopCo has agreed to issue to each such PIPE Investor on the Closing Date, the number of TopCo Ordinary Shares set forth in the applicable PIPE Subscription Agreement for the subscription price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement and the applicable Dutch Deed of Issue (in the aggregate, together with the Sponsor Investment, the “PIPE Investment”);

WHEREAS, as an inducement for Yucaipa to enter into this Agreement, SISH will give certain representations and warranties relating to the Company;

WHEREAS, concurrently with the execution of this Agreement, TopCo, SISH and Yucaipa have entered into an earn-out agreement (the “Earn-Out Agreement”), in the form attached hereto as Exhibit G, pursuant to which, among other things, TopCo will issue or cause to be issued to SISH 51,000,000 TopCo Ordinary Shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth year anniversary of the Closing, in each case, on the terms and subject to the conditions set forth in the Earn-Out Agreement (the “Earn-Out Shares”);

WHEREAS, the Company has negotiated the acquisition of Mapil Topco Limited (“Mapil”), a private company limited by shares incorporated in England and Wales (the “Wiggle Acquisition”), and, contemporaneous with the execution of this Agreement, the Company and the other parties thereto will enter into a sale and purchase agreement, pursuant to which the Company will effect the Wiggle Acquisition (the “Wiggle SPA”), in the form attached hereto as Exhibit H, on the terms and subject to the conditions set forth in the Wiggle SPA;

WHEREAS, at the Effective Time, Yucaipa will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger (the “Surviving Company”), and each issued and outstanding Yucaipa Share will be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined below) and the Merger Consideration will be settled as follows: (i) each holder of Yucaipa Shares will be entitled to the Merger Claims (as defined below), (ii) the Merger Claims will be contributed to TopCo in exchange for the issuance of TopCo Ordinary Shares (in each case, upon the terms and subject to the conditions set forth in this Agreement), and (iii) the Surviving Company will issue and allot to TopCo a corresponding number of ordinary shares, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”) and each Yucaipa Warrant that is outstanding immediately prior to the Effective Time will, immediately following the completion of the TopCo-Yucaipa Business Combination, represent a warrant on the same contractual terms and conditions as were in effect with respect to such Yucaipa Warrant immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable, that is exercisable for an equivalent number of TopCo Ordinary Shares, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon completion of the TopCo-Yucaipa Business Combination, in accordance with this Agreement and the Shareholder Undertaking, the Company Shareholders and TopCo shall effect the Exchange;

WHEREAS, upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) (“Change of Legal Form”);

WHEREAS, prior to the consummation of the Transactions, TopCo shall, subject to obtaining the Yucaipa Shareholder Approval at the Special Meeting, adopt a long-term equity incentive plan (the “Incentive Equity Plan”), in the form set forth on Exhibit I;

WHEREAS, at the Closing, TopCo, Sponsor and the Pre-Closing Company Shareholders shall enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit J, pursuant to which, among other things, Sponsor and each Pre-Closing Company Shareholder will be granted certain registration rights with respect to their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

WHEREAS, the board of directors of Yucaipa has (a) approved this Agreement, the Transaction Documents to which Yucaipa is or will be a party and the transactions contemplated hereby and thereby (including the TopCo-Yucaipa Business Combination) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents to which Yucaipa is or will be a party (including the TopCo-Yucaipa Business Combination) by the holders of Yucaipa Shares entitled to vote thereon;

WHEREAS, the advisory board (Beirat) of the Company has granted the Company Advisory Board Approval and has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Exchange);

WHEREAS, the Company Shareholders at a meeting (Gesellschafterversammlung) of the Company Shareholders on March 31, 2021, and by way of circular resolution dated April 1, 2021 (and subject to the terms and subject to the conditions set forth therein) have approved the execution of this Agreement and execution of the transactions contemplated hereby, the amendment of the Company Shareholder Agreements and certain other matters related to the implementation of the Transactions (the “Required Company Shareholders’ Consent”);

WHEREAS, the board of directors of TopCo and the member of Merger Sub has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, as the sole shareholder of TopCo, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, TopCo, as the sole member of Merger Sub, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the TopCo-Yucaipa Business Combination shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”); and

WHEREAS, each of the Parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over (qualifizierter Anteilstausch zu Buchwerten) for German tax purposes pursuant to Section 21 German Reorganization Tax Act (Umwandlungssteuergesetz).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01    Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any claim, action, suit, charge, audit, investigation, assessment, arbitration or legal, judicial or administrative proceeding by or before any Governmental Authority (whether at law or in equity).

“Additional Yucaipa SEC Reports” has the meaning specified in Section 6.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.02(a).

“Anti-Corruption Laws” means any applicable Laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), or anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 (as amended) and all national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

“Authorized Capital” means the capital created by the Company in accordance with Section 55a of the German Limited Liability Companies Act designated to ensure a conversion pursuant to certain convertible loan instruments, inter alia, pursuant to the terms of the Convertible Loan Agreements.

“Available Closing Yucaipa Cash” means, as of the Measurement Time, all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Yucaipa Shareholder Redemption).

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or any other benefit or compensation plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement), in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York, (b) Munich, Germany or (c) Amsterdam, the Netherlands are authorized or required by Law to close.

“Cayman Islands Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” has the meaning specified in Section 2.01(a)(i).

“Certificates” means any and all certificates representing Yucaipa Shares.

“Change of Control Payment” means any success bonus, change of control bonus, retention bonus, transaction bonus or other similar payment or amount payable to any Person as a result of the Transactions or any other Change of Control Transaction to be agreed or closed prior to or concurrently with the Closing (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events; provided that no severance payments relating to individuals terminated following, and not otherwise in connection with or arising out of, the Closing shall constitute Change of Control Payments).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Change of Legal Form” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Company Financial Statements” has the meaning specified in Section 4.07(b).

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 9.07(e).

“Closing Press Release” has the meaning specified in Section 9.07(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed PIPE Investment Amount” has the meaning specified in Section 6.12(d).

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Advisory Board Approval” means the approval of the transactions contemplated by this Agreement and the other Transaction Documents, and the other transactions contemplated hereby, by the advisory board of the Company in accordance with its Governing Documents and the Company Shareholder Agreements.

“Company Assets” has the meaning specified in Section 4.17(d).

“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or contractor of the Company or any Subsidiary or his or her dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Common Stock” means 17,629,934 paid up shares (Geschäftsanteile) of the Company in the nominal amount of EUR €1.00 per share as of the date of this Agreement; provided that the term Company Common Stock shall, after implementation of the Conversion and the Roll-up, also include such shares of the Company that will be issued as a result of the Conversion and the Roll-up.

“Company Counsel” has the meaning specified in Section 12.18(b).

“Company Counsel Privileged Communications” has the meaning specified in Section 12.18(b).

“Company D&O Persons” has the meaning specified in Section 7.04(a).

“Company Designee” has the meaning specified in Section 9.01(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Yucaipa by the Company on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Due Authorization), Section 4.05(b) (Capitalization), Section 4.21 (Brokers), Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.06 (Brokers).

“Company Lock-Up Agreements” has the meaning specified in the Recitals.

“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of TopCo, Merger Sub or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including COVID-19 Measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect after the date of this Agreement, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.04(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 10.03 to the extent it relates to such representations and warranties), (vi) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing, (viii) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ix) any action taken by, or at the written request of, Yucaipa; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Per Share Consideration” means, with respect to each share of Company Common Stock, a number of TopCo Ordinary Shares equal to the Exchange Ratio.

“Company Related Party” has the meaning specified in Section 4.22.

“Company Related Party Transactions” has the meaning specified in Section 4.22.

“Company Shareholder Agreements” means, collectively, the investment agreements entered into by SIGNA International Sports Holding GmbH, with the participation of SIGNA Sports United GmbH, with (i) AEON Co., Ltd. on December 20, 2018 (notarial roll of deeds no. 420/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany), (ii) Evergrow Asia Limited under participation of Harng Central Department Store Ltd. on December 20, 2018 (notarial roll of deeds no. 422/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and (iii) R+V Versicherung AG and R+V Lebensversicherung Aktiengesellschaft on September 16, 2019 (notarial roll of deeds no. 296/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany), each, as amended.

“Company Shareholders” means, collectively, the holders of shares of Company Common Stock as of any applicable determination time prior to Closing.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Yucaipa pursuant to the terms of this Agreement or any Transaction Document) by the Company or any of its Subsidiaries, TopCo or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its Subsidiaries, TopCo or Merger Sub and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub pursuant to this Agreement or any Transaction Document.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any oral or written agreement, contract, license, Lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion” means the conversion of the entire loan amount granted to the Company under the Convertible Loan Agreements plus accrued interest thereunder into shares of Company Common Stock by way of a capital increase of the share capital of the Company utilizing the Authorized Capital as contemplated by the Shareholder Undertaking.

“Converted Warrant” has the meaning specified in Section 2.01(d).

“Convertible Loan Agreements” means (i) the EUR 50,000,000 convertible loan agreement between SISH, as original lender, and the Company, as borrower, dated December 20, 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) which was transferred and assigned from SISH (A) to Bayerische Beamten Lebensversicherung a.G. in a partial amount of EUR 10,000,000 under a certain purchase and contractual assignment agreement (Vertragsübernahme), dated December 14, 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and (B) to INGBE Stiftung in a partial amount of EUR 40,000,000 (plus accrued interest) under a certain purchase and contractual assignment agreement (Vertragsübernahme), dated January 20, 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme), dated March 16, 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany), which was subsequently transferred and assigned from INGBE Stiftung to each of Arrow Holding AG and Guardians Invest AG in a partial amount of EUR 5,000,000 each and (ii) the EUR 25,000,000 convertible loan agreement between RAG-S LENDING SCS, SICAV-RAIF, as original lender, and the Company, as borrower, dated December 20, 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main, Germany).

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Changes” has the meaning specified in Section 9.07(b).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority in response to COVID-19.

“DTC” has the meaning specified in Section 2.01(j).

“Dutch Deeds of Issue” means each deed governed by Dutch law in form and substance reasonably satisfactory to Yucaipa and the Company, pursuant to which TopCo will issue, as applicable, (i) TopCo Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time in accordance with Section 2.01(b), (ii) TopCo Ordinary Shares to the Company Shareholders in accordance with Section 2.01(e), (iii) TopCo Ordinary Shares to Sponsor pursuant to the Sponsor Subscription Agreement in accordance with Section 2.01(h) or (iv) TopCo Ordinary Shares to the PIPE Investors (pursuant to the PIPE Subscription Agreement) in accordance with Section 2.01(i).

“Earn-Out Agreement” has the meaning specified in the Recitals.

“Earn-Out Shares” has the meaning specified in the Recitals.

“Effective Time” has the meaning specified in Section 2.01(a)(i).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Enterprise Value” means the pre-money enterprise value of the Company, Mapil and their respective Subsidiaries on a combined basis, of $3,174,000,000.

“Environmental Laws” means any and all Laws relating to pollution or protection of the environment (including natural resources), public health and safety, worker health and safety or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“Equity Value Per Share” means (a) $2,461,891,680 divided by (b) the Fully Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning specified in Section 2.01(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company or such other agent selected by Yucaipa that is reasonably acceptable to TopCo.

“Exchange Agent Agreement” has the meaning specified in Section 2.02(a).

“Exchange Consideration” means a number of newly issued TopCo Ordinary Shares equal to the result of (a) $2,461,891,680 divided by (b) $10.00.

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) $10.00.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Forward Purchase Agreement” has the meaning specified in the Recitals.

“Fully Diluted Company Capitalization” means, without duplication, the aggregate number of shares of Company Common Stock (for clarity, after having given effect to the Conversion and the Roll-up) outstanding as of immediately prior to the Exchange.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“German Transfer Deed” has the meaning specified in Section 2.01(d).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a German limited liability company are its articles of association (Gesellschaftsvertrag), the “Governing Documents” of a Dutch company are its articles of association (statuten) and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Authority” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IFRS” means international financial reporting standards, consistently applied.

“Illustrative Allocation Schedule” has the meaning specified in Section 3.02(b).

“Incentive Equity Plan” has the meaning specified in the Recitals.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) all obligations as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (d) any obligations associated with unpaid bonuses or severance or unfunded deferred compensation, and the employer portion of any applicable Taxes relating thereto and (e) all obligations of the type referred to in clauses (a) through (d) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Insiders” has the meaning specified in the Recitals.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including all: (a) patents and patent applications, (b) trademarks, service marks, logos, trade dress and trade names, (c) copyrights and copyrightable works (including copyrights in Software) and moral rights, (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases and documentation thereof, utility models and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.01(a).

“IT Systems” means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Kirkland” has the meaning specified in Section 12.18(a).

“Kirkland Privileged Communications” has the meaning specified in Section 12.18(a).

“Labor Agreement” has the meaning specified in Section 4.11(a)(xvii).

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.17(b).

“Lenders” means Bayerische Beamten Lebensversicherung a.G., INGBE Stiftung, Arrow Holding AG, Guardians Invest AG and RAG-S LENDING SCS, SICAV-RAIF, each in their capacity as lenders under the Convertible Loan Agreements.

“Letter of Transmittal” has the meaning specified in Section 2.02(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, purchase option, right of first refusal, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or any other similar lien, encumbrance or interest.

“Lock-Up Expiry Date” means the date that is 180 days following the Closing Date.

“Mapil” has the meaning specified in the Recitals.

“Master Agency Agreement” means the master agency agreement on the raising and structuring of capital for equity financings, in particular the issuance of shares as well as securities, hybrid and subordinated financings (Rahmenvermittlungsvertrag über die Kapitalbeschaffung und -Strukturierung für Eigenkapitalfinanzierungen, insbesondere die Ausgabe von Aktien sowie von Wertpapier-, Hybrid- und Nachrangfinanzierungen) entered into between SIGNA Sports United GmbH and SIGNA Financial Services AG dated December 3/5, 2019 (as amended from time to time and including, in particular, but not limited to, the single orders (Einzelaufträge) dated December 6/9, 2019 and December 14/16, 2020).

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Leased Real Property” has the meaning specified in Section 4.17(b).

“Material Permits” has the meaning specified in Section 4.16.

“Measurement Time” means 12:01 a.m. (New York Time) on the Closing Date.

“Merger” has the meaning specified in the Recitals.

“Merger Claim” has the meaning specified in Section 2.01(a)(iii).

“Merger Consideration” has the meaning specified in Section 2.01(a)(iii).

“Merger Documents” has the meaning specified in Section 2.01(a)(i).

“Merger Proposal” has the meaning specified in Section 9.03(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Available Cash Condition” has the meaning specified in Section 10.02(c).

“Minimum Cash Amount” has the meaning specified in Section 10.02(c).

“Minority Shareholders” means the shareholders listed on Annex A.

“Minority Shareholdings” means the shares of the Company held by the Minority Shareholders, as set forth in Annex A.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07(a).

“Open Source Software” means any Software distributed as “free software” or “open source software” and licensed under any form of open-source license meeting the Open Source Initiative’s Open Source Definition (at https://opensource.org/docs/definition.php) or otherwise distributed publicly in source code form under terms that permit modification and redistribution of such Software, including Software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License.

“Other Yucaipa Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with the Governing Documents of Yucaipa requiring the affirmative vote of the holders of the requisite number of Yucaipa Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Yucaipa and applicable Law.

“Parties” has the meaning specified in the preamble hereto.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” has the meaning specified in Section 4.07(a).

“Permits” has the meaning specified in Section 4.10(b).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (d) Liens, encumbrances and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not or would not, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar property being leased or licensed, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s or its Subsidiaries’ use or occupancy of such real property or the business of the Company or its Subsidiaries, and (g) non-disclosure agreements and non-exclusive licenses of Intellectual Property, in each case, entered into in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined in any Privacy Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Pre-Closing Company Shareholders” has the meaning specified in the Recitals.

“Pre-Closing Yucaipa Holders” means the holders of Yucaipa Shares as of any specified time prior to the Effective Time.

“Privacy Laws” means any and all applicable Laws in any applicable jurisdiction relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), any national legislation supplementing the GDPR or UK GDPR (such as, in the UK, the Data Protection Act 2018), the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the e-Privacy Directive (2002/58/EC), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Placement Warrants” means the Private Placement Warrants (as defined in the Warrant Agreement).

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Public Warrants” means the Public Warrants (as defined in the Warrant Agreement).

“Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and the transactions contemplated by the Transaction Documents and containing a proxy statement of Yucaipa.

“Regulated Companies” has the meaning specified in Section 5.04(a).

“Relevant Provider” has the meaning specified in Section 9.06(b).

“Relevant Recipient” has the meaning specified in Section 9.06(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Company Shareholders’ Consent” has the meaning specified in the Recitals.

“Required Yucaipa Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with the Governing Documents of Yucaipa and applicable Laws requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Yucaipa Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter and (b) in the case of the Merger Proposal, by a special resolution in accordance with the Governing Documents of Yucaipa and applicable Laws requiring the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Yucaipa Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter.

“Roll-up” means the issuance of shares of Company Common Stock to the Minority Shareholders by way of a capital increase by the Company against contribution of the Minority Shareholdings by the Minority Shareholders as contemplated by the Shareholder Undertaking.

“Sanctions and Export Control Laws” means all Laws applicable to the Company or any of its Subsidiaries relating to (a) import and export controls, including the U.S. Export Administration Regulations and the EU’s Dual Use Regulation, (b) economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom, and (c) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of Yucaipa, as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack adversely affecting any IT Systems or (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary).

“Shareholder Undertaking” has the meaning specified in the Recitals.

“Signing Filing” has the meaning specified in Section 9.07(e).

“Signing Press Release” has the meaning specified in Section 9.07(e).

“SISH” has the meaning specified in the preamble hereto.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.03(b).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Investment” has the meaning specified in the Recitals.

“Sponsor Letter Agreement” has the meaning specified in the Recitals.

“Sponsor Subscription Agreement” has the meaning specified in the Recitals.

“SSU Group” has the meaning specified in Section 12.18(b).

“Stock Exchange” means the New York Stock Exchange.

“Subscription Agreements” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the Parties acknowledge and agree that unless expressly provided, Mapil and its Subsidiaries shall only be deemed to be Subsidiaries of the Company or TopCo for purposes of this Agreement, from and after the Closing.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Common Stock” has the meaning specified in the Recitals.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net Income Tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(d).

“TopCo” has the meaning specified in the preamble hereto.

“TopCo Amended and Restated Articles of Association” has the meaning specified in Section 2.01(g).

“TopCo Board of Directors” has the meaning specified in Section 9.01(a).

“TopCo Closing Statement” has the meaning specified in Section 3.03.

“TopCo Officers” has the meaning specified in Section 9.01(a).

“TopCo Ordinary Shares” means an ordinary share in the share capital of TopCo.

“TopCo-Yucaipa Business Combination” has the meaning specified in Section 2.01(a)(iii).

“Transaction Conditions” shall mean the conditions set forth in (a) Article X of this Agreement and (b) Schedule 3 of the Wiggle SPA.

“Transaction Documents” shall mean this Agreement, the Shareholder Undertaking, the Company Lock-Up Agreements, the Wiggle Sellers Lock-Up Agreements, the Sponsor Letter Agreement, the Subscription Agreements, the Earn-Out Agreement, the Registration Rights Agreement, the Warrant Assumption Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.02.

“Transaction Proposals” has the meaning specified in Section 9.03(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the TopCo-Yucaipa Business Combination, the Exchange, the Conversion, the Roll-up and the Wiggle Acquisition.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06.

“Trust Agreement” has the meaning specified in Section 6.06.

“Trustee” has the meaning specified in Section 6.06.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value-added tax (EC Directive 2006/112) as amended from time to time, or (b) any tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere, including any interest, penalty, addition thereto.

“Virus” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Warrant Agreement” that certain Warrant Agreement, dated as of August 6, 2020, by and between Yucaipa and the Exchange Agent, as the warrant agent.

“Warrant Assumption Agreement” has the meaning specified in Section 2.01(d).

“Wiggle Acquisition” has the meaning specified in the Recitals.

“Wiggle Acquisition Funds Flow” has the meaning specified in Section 2.01(j)(ii).

“Wiggle Cash Consideration” means the First Consideration Instalment (as defined in the Wiggle SPA).

“Wiggle Closing” means the Completion (as defined in the Wiggle SPA).

“Wiggle Consideration” means the Total Consideration (as defined in the Wiggle SPA), which shall be determined based on, among other components, the Enterprise Value.

“Wiggle Deferred Cash Consideration” means the Third Consideration Instalment (as defined in the Wiggle SPA).

“Wiggle Equity Consideration” means the Second Consideration Instalment (as defined in the Wiggle SPA).

“Wiggle Sellers” means the Sellers (as defined in the Wiggle SPA).

“Wiggle Sellers Lock-Up Agreement” has the meaning specified in the Recitals.

“Wiggle SPA” has the meaning specified in the Recitals.

“Wiggle Transaction Documents” means the Wiggle SPA and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto

“Withholding Party” has the meaning specified in Section 2.04.

“Yucaipa” has the meaning specified in the preamble hereto.

“Yucaipa Acquisition Proposal” means (a) any transaction or series of related transactions under which Yucaipa or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Yucaipa or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Yucaipa Acquisition Proposal.

“Yucaipa Class A Shares” means the Class A ordinary shares, par value of $0.0001 per share, of Yucaipa.

“Yucaipa Class B Shares” means the Class B ordinary shares, par value of $0.0001 per share, of Yucaipa.

“Yucaipa Closing Statement” has the meaning specified in Section 3.03.

“Yucaipa D&O Persons” has the meaning specified in Section 7.03(a).

“Yucaipa Designee” has the meaning specified in Section 9.01(b).

“Yucaipa Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to the Company by Yucaipa on the date of this Agreement in connection with the execution of this Agreement.

“Yucaipa Exchange Fund” has the meaning specified in Section 2.02(f).

“Yucaipa Financial Statements” has the meaning specified in Section 6.09(a).

“Yucaipa Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.12(b) (Capitalization) and Section 6.07 (Brokers).

“Yucaipa Group” has the meaning specified in Section 12.18(a).

“Yucaipa SEC Reports” has the meaning specified in Section 6.08.

“Yucaipa Shareholder Approval” means, collectively, the Required Yucaipa Shareholder Approval and the Other Yucaipa Shareholder Approval.

“Yucaipa Shareholder Redemption” means the right of the holders of Yucaipa Class A Shares to redeem all or a portion of their Yucaipa Class A Shares in connection with the transactions contemplated by this Agreement as set forth in Yucaipa’s Governing Documents.

“Yucaipa Shares” means, collectively, the Yucaipa Class A Shares and the Yucaipa Class B Shares.

“Yucaipa Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub, pursuant to the terms of this Agreement or any Transaction Document) by Yucaipa in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any Yucaipa and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Yucaipa Party pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Yucaipa Transaction Expenses shall not include any Company Transaction Expenses.

“Yucaipa Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i) The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York Time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

Section 1.03 Knowledge. As used herein, the phrase “knowledge” shall mean the actual knowledge, after due inquiry, (a) in the case of the Company, Merger Sub or TopCo, Stephan Zoll, Alexander Johnstone, Philipp Rossner, Thomas Neumann, Tilman Wink and Stefanie Kniepen and (ii) in the case of the Yucaipa, Ronald Burkle and Ira Tochner.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or Yucaipa Shares or TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of this Agreement by Yucaipa with respect to its Yucaipa Shares or rights to acquire Yucaipa Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Yucaipa Shares or TopCo Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Yucaipa Shares or the holders of TopCo Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Party to take any action with respect to their respective securities or otherwise that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01 The Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.01:

(a) Merger.

(i) On the terms and subject to the conditions set forth herein and in accordance with the Cayman Islands Act, on the Closing Date and immediately prior to giving effect to the Exchange, Yucaipa and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and Yucaipa (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act), along with all other documentation and declarations required under the Cayman Islands Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Islands Act (together, the “Merger Documents”). The Merger shall become effective on the date that the Merger Documents have been duly filed with and approved by the Cayman Registrar or on a subsequent date as is agreed by Yucaipa and the Company and specified in the Merger Documents in accordance with the Cayman Islands Act (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(ii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Islands Act, Yucaipa shall merge with and into Merger Sub at the Effective Time. Following the Effective Time, the separate existence of Yucaipa shall cease and Merger Sub shall continue as the surviving entity of the Merger and shall succeed to and assume all the rights and obligations of Yucaipa in accordance with the Cayman Islands Act, and Merger Sub shall, upon the consummation of the transactions contemplated by Section 2.01(b), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo.

(iii) At the Effective Time, each Yucaipa Share (other than Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (A) each holder of a Yucaipa Share (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) will be entitled to a claim for a corresponding Equity Security in the Merger Sub that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (each, a “Merger Claim” and collectively, the “Merger Claims”); (B) the Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of the holders of the Yucaipa Shares and in consideration for such contribution in kind TopCo shall issue a corresponding number of TopCo Ordinary Shares (resulting, for the avoidance of doubt, so far as legally possible, in each Yucaipa Share, other than the Yucaipa Class B Shares held by Sponsor, being exchanged for one TopCo Ordinary Share), and in fulfillment of each such holder’s respective obligations to pay up such TopCo Ordinary Shares; and (C) notwithstanding clauses (A) and (B) of this Section 2.01(a)(iii), the 8,565,000 Yucaipa Class B Shares held by Sponsor will be entitled Sponsor to a claim for 9,875,000 Merger Claims, which 9,875,000 Merger Claims will be contributed as a contribution in kind (inbreng op aandelen anders dan in geld) in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek) to TopCo by the Exchange Agent for and on behalf of Sponsor and in consideration for such contribution in kind TopCo shall issue 9,875,000 TopCo Ordinary Shares, and in fulfillment of Sponsor’s obligation to pay up such TopCo Ordinary Shares (together the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-Yucaipa Business Combination”). From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of Yucaipa Shares or Yucaipa Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(iv) At the Effective Time, each Yucaipa Share held immediately prior to the Effective Time by Yucaipa as treasury shares shall be cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(v) At the Effective Time, the register of members of Yucaipa shall be closed and no transfer of Yucaipa Shares shall be made thereafter.

(vi) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Islands Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Yucaipa and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Yucaipa and Merger Sub set forth in this Agreement to be performed after the Effective Time.

(b) With effect from completion of the TopCo-Yucaipa Business Combination, all TopCo Ordinary Shares owned by the Company shall be cancelled following the full dilution of such TopCo Ordinary Shares as a consequence of the TopCo-Yucaipa Business Combination.

(c) Assumption by TopCo of Yucaipa Warrants. In connection with and contingent upon the TopCo-Yucaipa Business Combination, each Yucaipa Warrant that is outstanding immediately prior to the Effective Time shall in conformity with the terms and conditions of the Warrant Assumption Agreement cease to represent a right to acquire Yucaipa Class A Shares and shall represent, immediately following the completion of the TopCo-Yucaipa Business Combination, a right to acquire TopCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect with respect to Yucaipa Warrants immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable; provided that each Converted Warrant: (i) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Yucaipa Class A Shares subject to each such Yucaipa Warrant immediately prior to the Effective Time; (ii) shall have an exercise price of $11.50 per whole TopCo Ordinary Share; and (iii) shall expire on the fifth anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement in substantially the form attached hereto as Exhibit K (the “Warrant Assumption Agreement”) immediately following the completion of the TopCo-Yucaipa Business Combination.

(d) Exchange. At the Closing, immediately after giving effect to the TopCo-Yucaipa Business Combination, pursuant to the Shareholder Undertaking, and in accordance with the provisions of Section 2:204b of the Dutch Civil Code (Burgerlijk Wetboek), the Company Shareholders, as of immediately prior to the Closing, shall contribute their shares of Company Common Stock to TopCo, in return for the Exchange Consideration by, among other things, entering with TopCo into (i) a notarized contribution and transfer agreement governed by German law, in a form and substance reasonably satisfactory to Yucaipa (the “German Transfer Deed”), pursuant to which such Company Shareholders shall contribute, assign and transfer to TopCo the shares of Company Common Stock owned by such Company Shareholders and (ii) a Dutch Deed of Issue, under which each share of Company Common Stock issued and outstanding as of immediately prior to the Closing shall be exchanged for such number of TopCo Ordinary Shares equal to the Company Per Share Consideration (the transactions contemplated by this Section 2.01(d), the “Exchange”).

(e) Earn-Out Agreement. At the Closing, as part of the Exchange, TopCo shall issue, or cause to be issued, to SISH the Earn-Out Shares, pursuant to the terms provided in the Earn-Out Agreement, including with respect to vesting and forfeiture.

(f) Change in Legal Form of TopCo. At the Closing, immediately after giving effect to the Exchange, a notarial deed of change of legal form shall be executed by a Dutch notary and TopCo shall (i) change its legal form to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association pursuant to a notarial deed in the form attached hereto as Exhibit L (the “TopCo Amended and Restated Articles of Association”).

(g) Sponsor Investment. Immediately following the Merger, Ronald W.Burkle and Sponsor shall consummate the Sponsor Investment pursuant to the Sponsor Subscription Agreement and the applicable Dutch Deed of Issue.

(h) PIPE Investment. At the Closing, immediately after giving effect to the Exchange, TopCo and the PIPE Investors shall consummate the PIPE Investment pursuant to the PIPE Subscription Agreements and the applicable Dutch Deed of Issue.

(i) DTC. Prior to the Effective Time, the Parties shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (the “DTC”) with the objective that the Exchange Agent and/or the Company Shareholders, as applicable, shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the TopCo Ordinary Shares issued pursuant to this Section 2.01.

(j) Wiggle Acquisition.

(i) Subject to and conditioned upon the closing of the Wiggle Acquisition, the payment of the Wiggle Consideration shall be made to the Wiggle Sellers, as follows: (A) on the Closing Date, TopCo or the Company shall pay, or shall cause to be paid, the Wiggle Cash Consideration to the Wiggle Sellers in accordance with paragraph 1.1.1 of Part 3 of Schedule 1 and paragraph 1.1. of Part 2 of Schedule 5 of the Wiggle SPA, (B) on the Closing Date, TopCo shall issue a number of TopCo Ordinary

Shares equivalent to the Wiggle Equity Consideration (based on a share price of $10.00 per share) to the Wiggle Sellers in accordance with paragraph 1.1.2 of Part 3 of Schedule 1 and paragraph 1.2 of Part 2 of Schedule 5 of the Wiggle SPA and (C) within ten “Business Days” (as such term is defined in the Wiggle SPA) following the Lock-Up Expiry Date (or at such earlier date as determined by the Company in its sole discretion, upon prior written notice to the Wiggle Sellers) TopCo or the Company shall pay, or shall cause to be paid to the Wiggle Sellers the Wiggle Deferred Cash Consideration in accordance with paragraph 1.1.3 of Part 3 of Schedule 1 of the Wiggle SPA.

(ii) The Company shall deliver to Yucaipa, within three Business Days prior to Closing, a funds flow schedule (the “Wiggle Acquisition Funds Flow”) setting forth (A) the Wiggle Cash Consideration, the Wiggle Equity Consideration, the Wiggle Deferred Cash Consideration and all other amounts required pursuant to the Wiggle SPA payable by the Company in connection with the closing of the Wiggle Acquisition (as set forth on Section 2.01(j)(ii) of the Company Disclosure Schedules), including (1) reasonably detailed calculations of each component and subcomponent of the Wiggle Consideration, (2) with respect to the Wiggle Equity Consideration, the number of TopCo Ordinary Shares to be issued to each Wiggle Seller and (3) with respect to the Wiggle Cash Consideration, the cash amount to be paid to each Wiggle Seller, along with wire instructions for each such cash payment and (B) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant this section are (1) true and correct in all respects and (2) in accordance with the applicable provisions of the Wiggle SPA and this Agreement. The Company shall review any comments to the Wiggle Acquisition Funds Flow provided by Yucaipa or any of its Representatives and shall consider in good faith and incorporate any reasonable comments proposed by Yucaipa or any of its Representatives.

(iii) Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of TopCo Ordinary Shares that each Wiggle Seller will have a right to receive pursuant to this Section 2.01 will be rounded down to the nearest whole share.

Section 2.02 Exchange Agent.

(a) Prior to the Closing, TopCo and Yucaipa shall appoint the Exchange Agent to act on behalf of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)), and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) reasonably acceptable to TopCo and Yucaipa for the purpose of (i) effecting the contribution of the Merger Claims that were deposited with the Exchange Agent to TopCo against the issuance of TopCo Ordinary Shares, each as contemplated by Section 2.01(a)(iii); and (ii) exchanging Certificates (if any) or uncertificated Yucaipa Shares of the Pre-Closing Yucaipa Holders as of immediately prior to the Effective Time (other than the Pre-Closing Yucaipa Holders holding Yucaipa Shares to be cancelled pursuant to Section 2.01(a)(iv)) for the TopCo Ordinary Shares issued to the Exchange Agent for the account and benefit of such Pre-Closing Yucaipa Holders pursuant to Section 2.01(b). Immediately following the Effective Time, TopCo shall deposit with the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of TopCo Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable TopCo Ordinary Shares to be issued to the holders of the Merger Claims pursuant to the applicable Dutch Deed of Issue and this Agreement.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of Yucaipa Shares who received TopCo Ordinary Shares pursuant to Section 2.01(b) for its account and benefit: (i) a letter of transmittal in customary form to be approved by TopCo and Yucaipa (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated Yucaipa Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as TopCo and Yucaipa may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates held by any such holder of Yucaipa Shares represented by Certificates. In the event any such holder of Yucaipa Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each Certificate or uncertificated Yucaipa Share shall at any time after the consummation of the TopCo-Yucaipa Business Combination represent only the right to receive, upon compliance with these requirements, the Merger Consideration pursuant to Section 2.01(a)(iii) and this Section 2.02(b). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of Yucaipa Shares receiving any portion of the Merger Consideration.

(c) Upon receipt of a Letter of Transmittal (accompanied with all Certificates representing Yucaipa Shares of the holder of such Yucaipa Shares, to the extent such Yucaipa Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo, the holder of such Yucaipa Shares shall be entitled to receive in exchange therefor the Merger Consideration in book-entry form. Until surrendered as contemplated by Section 2.02(b) and this Section 2.02(c), each Yucaipa Share shall be deemed at any time from and after the consummation of the TopCo-Yucaipa Business Combination to represent only the right to receive upon such surrender the Merger Consideration which the holders of Yucaipa Shares were entitled to receive in respect of such shares pursuant to Section 2.01(b) and Section 2.02(b).

(d) All TopCo Ordinary Shares delivered upon the surrender of Yucaipa Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Yucaipa Shares and there shall be no further registration of transfers on the stock transfer books of Yucaipa of the Yucaipa Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Yucaipa Shares shall cease to have any rights as shareholders of Yucaipa, except as provided in this Agreement or by applicable Law.

(e) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo, the provision by such Person of a customary indemnity against any claim that may be made against TopCo with respect to such Certificate (including by means of a medallion guarantee), in each case, in a form approved by each of the Exchange Agent and TopCo, and TopCo shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with this Article II.

(f) Any portion of the Yucaipa Exchange Fund that remains unclaimed by the holders of Yucaipa Shares who were entitled to receive a portion of the Yucaipa Exchange Fund in accordance with Section 2.01(b) and this Section 2.02 12 months after the Effective Time shall be returned to TopCo for no consideration and any such holder of Yucaipa Shares who has not received its portion of the Yucaipa Exchange Fund in accordance with Section 2.01(b) and this Section 2.02 prior to that time, shall thereafter look only to TopCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the TopCo Ordinary Shares to which they are entitled, subject to TopCo receiving a Letter of Transmittal (accompanied with all Certificates representing Yucaipa Shares of the holder of such Yucaipa Shares, to the extent such Yucaipa Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo. Notwithstanding the foregoing, TopCo shall not be liable to any holder or former holder of Yucaipa Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any TopCo Ordinary Shares remaining unclaimed by holders of Yucaipa Shares 24 months after the Effective Time shall become, to the extent permitted by applicable Law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto and TopCo. All TopCo Shares deposited with the Exchange Agent pursuant to this Section 2.02 shall be referred to as the “Yucaipa Exchange Fund”.

Section 2.03 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises of Yucaipa and Merger Sub, Yucaipa and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Yucaipa, Merger Sub, the Company, TopCo, the Surviving Company and their respective Affiliates, and any applicable withholding agent (each a “Withholding Party”), shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts or amounts paid to a public shareholder of any of the Parties), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE III

CLOSING

Section 3.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing or the Wiggle Closing, but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch deed adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed in Germany, in each case, at or prior to the time required in Section 2.01. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.02 Allocation Schedule.

(a) At least ten Business Days prior to the Closing Date, the Company shall deliver to Yucaipa an allocation schedule (the “Allocation Schedule”) setting forth:

(i) the number of shares of Company Common Stock held by each Company Shareholder (including Company Common Stock resulting from the Conversion and the Roll-up);

(ii) (A) the Exchange Ratio and (B) the portion of the Exchange Consideration (specifying the number of TopCo Ordinary Shares) allocated to each share of Company Common Stock pursuant to Section 2.01(e) based on the Exchange Ratio, including reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based); and

(iii) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i) and (ii) of this Section 3.02(a) are and, as of immediately prior to the Exchange, will be true and correct, and prepared in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholder Agreements and applicable Laws.

(b) Section 3.02(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Closing occurred as of the date of this Agreement (and taking into account the Conversion and the Roll-up) and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Transaction Document or any Company Shareholder under any Transaction Document or the rights or remedies of Yucaipa or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Yucaipa pursuant to Section 3.02(a). The Company will review any comments to the Allocation Schedule provided by Yucaipa or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Yucaipa or any of its Representatives.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of TopCo Ordinary Shares that each Company Shareholder will have a right to receive under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of TopCo Ordinary Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Shareholders), exceed the Exchange Consideration, (iii) Yucaipa, the Surviving Company and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Shareholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (iv) upon delivery, payment and issuance of the Exchange Consideration on the Closing Date to the Exchange Agent, Yucaipa and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Exchange Consideration), and none of them shall have (A) any further obligations to the Company or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Exchange Consideration) or (B) any Liability with respect to the allocation of the consideration under this Agreement and SISH hereby irrevocably waives and releases Yucaipa and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Exchange Consideration, as the case may be, among each Company Shareholder as set forth in such Allocation Schedule.

Section 3.03 Closing Statements. At least three Business Days prior to the Closing Date, TopCo shall deliver to Yucaipa a statement (the “TopCo Closing Statement”) setting forth (a) the Company Transaction Expenses and (b) the Wiggle Cash Consideration, the Wiggle Equity Consideration (including the TopCo Ordinary Shares to be issued to each Wiggle Seller under the Wiggle SPA) and the Wiggle Deferred Cash Consideration. Two Business Days prior to the Special Meeting and, in any event, not earlier than the time that the holders of Yucaipa Class A Shares may no longer elect to redeem their Yucaipa Class A Shares in accordance with the Yucaipa Shareholder Redemption, Yucaipa shall deliver to TopCo a statement (the “Yucaipa Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Yucaipa Shareholder Redemption), (b) the aggregate amount of all payments required to be made in connection with the Yucaipa Shareholder Redemption, (c) the Available Closing Yucaipa Cash resulting therefrom, (d) the Yucaipa Transaction Expenses, (e) the number of Yucaipa Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the Yucaipa Shareholder Redemption, and (f) the number of shares of Yucaipa Class A Shares that may be issued upon the exercise of all Yucaipa Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the TopCo Closing Statement or the Yucaipa Closing Statement, as the case may be, until the Closing Date, each of TopCo and Yucaipa shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by Yucaipa or TopCo or any of their respective Representatives in connection with the review of the TopCo Closing Statement or the Yucaipa Closing Statement, as the case may be, (ii) consider in good faith any comments to the TopCo Closing Statement or the Yucaipa Closing Statement, as the case may be, provided by any other Party at least two Business Days prior to the Closing Date and (iii) revise the TopCo Closing Statement or Yucaipa Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised TopCo Closing Statement or Yucaipa Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), each of the Company and SISH hereby represents and warrants to Yucaipa as follows:

Section 4.01 Corporate Organization. The Company has been duly formed and is validly existing under the laws of the Federal Republic of Germany. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company’s Governing Documents and the Company Shareholder Agreements as in effect on the date hereof previously made available by the Company to Yucaipa are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Shareholder Agreements.

Section 4.02 Subsidiaries. The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporation or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.

Section 4.03 Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by the Company pursuant to Section 7.08, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 Consents and Requisite Governmental Approvals; No Violations.

(a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filings and approvals set forth in Section 4.04(a) of the Company Disclosure Schedules, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Merger Documents under the applicable law of the Cayman Islands, (v) the approvals and consents to be obtained on behalf of Merger Sub pursuant to Section 7.06 or (vi) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization.

(a) Section 4.05 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, and the Allocation Schedule sets forth, as of immediately prior to Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the legal, record and beneficial owners thereof. All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Exchange or (ii) transfer restrictions under applicable Securities Laws or under the Company Shareholder Agreements). The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b) The aggregate amount of the Change of Control Payments of the Company does not exceed the amount set forth in Section 4.05(b)(i) of the Company Disclosure Schedules. As of the date of this Agreement, the Change of Control Payments are as set forth in the Contracts or, if not set forth in a Contract, set forth as to recipients and amounts, listed in Section 4.05(b)(ii) of the Company Disclosure Schedules.

(c) Annex A (Minority Shareholders and Minority Shareholdings) hereto sets forth, (i) as of the date of this Agreement, a list of the Persons entering into the Shareholder Undertaking; and (ii) as of immediately prior to the Closing, the number and class or series (as applicable) of all of the Equity Securities of the Company that are held legally, of record and beneficially by the Minority Shareholders. There are no Equity Securities of the Subsidiaries of the Company outstanding except Equity Securities that are (i) held by the Company or its Subsidiaries or (ii) Equity Securities listed on Annex A.

(d) Section 4.05(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of May 31, 2021, including, as applicable, the principal amount of such Indebtedness, the outstanding balance as of May 31, 2021, and the debtor and the creditor thereof, as applicable.

Section 4.06 Capitalization of Subsidiaries. Section 4.06 of the Company Disclosure Schedule sets forth true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the legal, record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 4.07 Financial Statements.

(a) The Company made available to Yucaipa true, correct and complete copies of (i) the audited consolidated statement of financial position of the Company as of September 30, 2020 and September 30, 2019, and the related audited consolidated statements of comprehensive income and cash flows of the Company for the years then ended, and the related notes, prepared in compliance in all material respects, with IFRS as adopted by the European Union, and (ii) the most recent draft of the unaudited consolidated balance sheet of the Company as of March 31, 2020 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of income and cash flows of the Company for the six months ended March 31, 2020 (clauses (i) and (ii), collectively, the “Financial Statements,” each of which are attached as Section 4.07 of the Company Disclosure Schedules and, in the case of clause (i), contains an unqualified report of the Company’s auditors). Each of the Financial Statements (including the notes thereto) (x) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) give a true and fair view of the assets, liabilities and the financial position of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended September 30, 2020 and September 30, 2019, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 7.05, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company and the Company’s Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and the Company’s Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company’s Subsidiaries in all material respects.

(d) Since October 1, 2018, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim from its independent auditor, a member of its internal accounting, audit, treasury or legal functions or a Governmental Authority that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.08 Undisclosed Liabilities. Except (a) for Liabilities reflected or reserved for on the Most Recent Balance Sheet, (b) for Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (c) or (d) of this Section 4.08), (c) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, any Transaction Documents or any Wiggle Transaction Documents, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby and (d) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.

Section 4.09 Litigation. There is (and since October 1, 2018 there has been) no Action pending or, to the Company’s knowledge, threatened against or involving (a) the Company or any of the Company Subsidiaries, (b) any of the Company’s or Company’s Subsidiaries’ material assets or properties, (c) any of the Company’s or Company’s Subsidiaries’ managers, officers or directors or, to the Company’s knowledge, any of the Company’s or Company’s Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of clauses (a) through

(c), seeking material non-monetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action. Neither the Company or any of the Company’s Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since the October 1, 2018 there have been) no material Actions by the Company or any of its Subsidiaries pending against any other Person.

Section 4.10 Compliance with Laws.

(a) The Company and each of its Subsidiaries (i) conducts (and since October 1, 2018 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since April 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Company’s knowledge, employees, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any actual or alleged noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. The Company and its Subsidiaries have in place policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions and Export Control Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company or any of its Subsidiaries nor any of their respective directors, officers, or, to the Company’s knowledge, employees, other Representatives or agents (A) is or at any time within the past five years has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria); (3) an entity 50% or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any Sanctions and Export Control Laws within the last five years. Since October 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.11(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). True, complete and correct copies of the following Material Contracts have been made available to Yucaipa:

(i) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (other than any such Contracts relating to Indebtedness solely owing to the Company or any of its Subsidiaries) or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(ii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person in each case for an aggregate purchase price in excess of €10 million (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii) any Contract under which the Company or any of its Subsidiaries is a lessee of or hold or operate, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €300,000;

(iv) any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed €300,000;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of €300,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) €300,000 annually or (B) €2,500,000 over the term of the agreement;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of the TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions in favor of the Company’s or such Subsidiary’s counterparty to such Contract, (C) contains “take or pay”, “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in the case of each of the foregoing clauses (A), (B), (C) and (D), in any material respect or that would so limit or purports to limit, in any material respect, TopCo or any of its Affiliates after the Closing;

(viii) any Contract that (A) relates to (1) the licensing of, or grant of other rights under, material Intellectual Property to or from the Company or any Subsidiaries, or (2) the ownership, development or use of any Intellectual Property, or (B) affects the Company’s or any Subsidiaries’ ability to use, enforce or disclose any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, excluding in the case of either (A) or (B) (x) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf Software, with an aggregate fee of less than €250,000, and (y) non-exclusive licenses granted by the Company or a Subsidiary to customers in the ordinary course of business consistent with past practice;

(ix) any Contract that is a hosting agreement or a co-location agreement with an aggregate fee for hosting and/or co-location services in excess of €500,000;

(x) any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any Subsidiary, in each case in excess of €100,000;

(xi) any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than between the Company and any Subsidiary) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of €1,000,000 or made any capital contribution to, or other investment in, any Person;

(xii) any settlement or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of €300,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any of its Subsidiaries (or TopCo or any of its Affiliates after the Closing);

(xiii) any Contract with a director, shareholder, executive officer, other employee or individual service provider of the Company or its Subsidiaries, in each case, with annual base compensation in excess of €300,000 or that (A) provides for Change of Control Payments or (B) provides for retention bonuses, severance, or similar payments in excess of €300,000;

(xiv) any Lease involving annual lease payments in excess of €300,000;

(xv) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xvi) any other Contract the performance of which requires either (A) annual payments to or from the Company or any Subsidiary in excess of €500,000 or (B) aggregate payments to or from the Company or any Subsidiary in excess of €1,500,000 over the term of the agreement and, in each case, that is not terminable by the Company or any Subsidiary without penalty upon less than 60 days’ prior written notice; and

(xvii) any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”).

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since October 1, 2018 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

(c) There are no agreements, side letters or arrangements between or among the Company, TopCo, the Company Shareholders, or any of their Affiliates, relating to the matters addressed by the Wiggle SPA.

Section 4.12 Company Benefit Plans.

(a) Section 4.12 of the Company Disclosure Schedules sets forth a true, correct and complete list, of each material Company Benefit Plan, excluding any Contract with an individual director, executive officer, other employee or individual service provider of the Company or its Subsidiaries unless such individual has an annual base compensation of more than €300,000 or the Contract provides for retention bonuses, severance, or similar payments of more than €300,000.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been established, operated and administered in compliance with its terms and all applicable Laws. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto), any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan that is or was subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or on account of at any time being considered a single employer under Section 414 of the Code with any other Person. Neither the Company nor any of its Subsidiaries has any obligation to provide any post-ownership or post-termination welfare benefits other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions would reasonably be expected to (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan or otherwise, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any Person under any Company Benefit Plan or otherwise or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

(e) The Company and its Subsidiaries do not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code or Section 457A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

(g) No payment, amount or benefit that would reasonably be expected to be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual independent contractor of the Company and its Subsidiaries or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer’s association), or bound by (including for the avoidance of doubt being bound by any Governmental Order (e.g., declaration of generally applicability (Allgemeinverbindlichkeitserklärung) under German Law)), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, in connection with the transaction as contemplated in this Agreement, prior to the execution of this Agreement. To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, in the past three years, there have been no activities or proceedings by any labor union, works council, other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. In the past three years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, organized labor slowdown, lockout, material concerted refusal to work overtime, or organized labor work stoppage against or affecting the Company or any of its Subsidiaries.

(b) Except as would not result in a material Liability for the Company and its Subsidiaries, each individual, who is providing or, within the past three years, has provided services to the Company and its Subsidiaries as an individual independent contractor or consultant is or was properly classified and treated as such for all applicable purposes.

(c) The Company and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since October 1, 2018, there have been no sexual harassment allegations or employment discrimination allegations raised, brought or, to the knowledge of the Company, threatened to be brought, or settled relating to any officer, director, or executive of the Company or any of its Subsidiaries other than any such allegations which have been investigated and with respect to which the Company and its Subsidiaries (i) concluded there was no unlawful action or (ii) took prompt corrective action.

(d) No facility closure or shutdown, reduction-in-force, furlough, short-time work, temporary layoff, material reduction in hours, or material reduction in salary or wages affecting employees of the Company or its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19.

(e) To the knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized compensation at or above €300,000, has provided notice of his or her intent to terminate his or her employment in calendar year 2021.

Section 4.14 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with IFRS.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) No Subsidiary of the Company that is incorporated in the United States has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(f) No subsidiary of the Company incorporated in the United States has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(j) Neither the Company nor any of its Subsidiaries is considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(k) Neither the Company nor any Subsidiary has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect as of the date of this Agreement, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied by the insurers thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.16 Permits. Each of the Company and its Subsidiaries holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since October 1, 2018 has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

Section 4.17 Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property or interest therein.

(b) Leased Real Property. Section 4.17(b) of the Company Disclosure Schedules lists, as of the date of this Agreement, (i) the address of each Leased Real Property (other than temporary construction site offices relating to individual projects); and (ii) the Leased Real Property in respect of which the Company or any of its Subsidiaries are required to pay €250,000 or more annually in rent (the “Material Leased Real Property”). The Company has made available to Yucaipa true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Material Leased Real Property or is otherwise a party with respect to the Material Leased Real Property (the “Leases”). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and materially undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except as set forth on Section 4.17(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries has a sublease, license or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. To the knowledge of the Company, neither the Company or any of its Subsidiaries nor any other party under any Lease is in material breach or default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination thereof by any party of any Lease. The Leased Real Property identified in Section 4.17(b) of the Company Disclosure Schedules comprises all of the real property necessary to conduct the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c) Personal Property. The Company and each of its Subsidiaries own and have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.

(d) Assets; Sufficiency. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the Most Recent Balance Sheet, occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the “Company Assets”), except for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the applicable balance sheets. The Company, the Company Assets are not subject to any Liens (other than Permitted Liens). At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens).

Section 4.18 Intellectual Property and IT Security.

(a) Section 4.18(a) of the Company Disclosure Schedules lists each material patent, registered trademark, registered service mark or domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained as of the date of this Agreement (collectively, the “Registered Intellectual Property”). To the knowledge of the Company, all of the Registered Intellectual Property is subsisting, valid and enforceable. The Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except for such Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (it being understood that this Section 4.18(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(b) To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any material Intellectual Property rights of any Person, and have not in the six years prior to the date of this Agreement, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of any Person. In the six years prior to the date of this Agreement, the Company and its Subsidiaries have not received any communication, and no action has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation of any material Intellectual Property rights of any Person. No third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of its Subsidiaries nor has any third party, in the six years prior to the date of this Agreement, infringed upon, misappropriated or otherwise violated any material Intellectual Property of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are in material compliance with all license, maintenance, support and services agreements for third party Software used in its business.

(d) The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries (including the confidentiality thereof). Each current or former consultant and contractor of the Company and its Subsidiaries has entered into a written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all material Intellectual Property created by such Person within the scope of such Person’s duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former consultant or contractor of the Company or any Subsidiary has or is in breach of any such agreement.

(e) The Company and its Subsidiaries possess or have the right to use all source code and other documentation and materials necessary to compile and operate their products. Neither the Company nor any Subsidiary (i) has disclosed, delivered, licensed or otherwise made available, or (ii) has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Software owned by the Company or any Subsidiary to any person.

(f) None of the material Software of the Company or any Subsidiary is distributed with Open Source Software in a manner that has or would (i) require any public distribution of any such Software, (ii) create obligations for the Company or any Subsidiary to grant, or purport to grant, to any Person any rights under any material Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), (iii) impose any present economic limitations on the Company’s or any Subsidiaries’ commercial exploitation thereof, or (iv) require that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures to ensure that the IT Systems are free of any Viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of their IT Systems that are, in the reasonable determination of the Company’s management team, in accordance with standard industry practice. Since October 1, 2018, the Company and its Subsidiaries have not experienced any Security Incident that has had a Company Material Adverse Effect.

(h) The IT Systems (i) are sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company’s and its Subsidiaries’ processing, collection, use, disclosure, storage and transfer of Personal Information complies in all respects with, and since October 1, 2018 has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their published privacy policies and (iii) any applicable Privacy Laws. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or non-compliance with, the Privacy Laws and, to the knowledge of the Company and its Subsidiaries, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made that would be expected to have a material impact on the Company or its Subsidiaries.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are, and since October 1, 2018 have been, in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries holds and is in compliance with, and has since October 1, 2018 held and been in compliance in all material respects with, all Permits that are materially required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c) Since October 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

(d) There has been no release of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property, or at any other location in connection with the Company’s or its Subsidiaries’ operations, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries arising under Environmental Law.

(e) Neither the Company nor any Subsidiary has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law.

(f) The Company and its Subsidiaries have made available to Yucaipa copies of any material environmental reports and other material environmental documents related to the Company, its Subsidiaries and the Leased Real Property in each case that are in their possession or under their reasonable control.

Section 4.20 Absence of Changes. During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects, (ii) except as set forth on Section 4.20 of the Company Disclosure Schedules, the Company has not taken any action that would require the consent of Yucaipa if taken after the date of this Agreement and prior to Closing pursuant to Section 7.01(b)(i), (ii), (iv), (vii), (x) and (xiii) and (iii) the Company has not made any Change of Control Payment.

Section 4.21 Brokers. Other than Citigroup Global Markets Europe AG and Lilja & Co., no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

Section 4.22 Transactions with Affiliates. Except for the Contracts and transactions set forth on Section 4.22 of the Company Disclosure Schedules, there are no Contracts or transactions between (a) the Company or any of its Subsidiaries, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”) other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Shareholder Agreements and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.01(b) or entered into in accordance with Section 7.01(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 7.01 or entered into in accordance with Section 7.01). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.22 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.22) are referred to herein as “Company Related Party Transactions”.

Section 4.23 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Yucaipa’s Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24 Shareholder Undertaking. The Shareholder Undertaking is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or, to the Company’s knowledge, the Company Shareholders. There are no other agreements, side letters or arrangements between or among the Company, TopCo or the Company Shareholders relating to the matters addressed by the Shareholder Undertaking (other than the Transaction Documents or the agreements set forth in Exhibit G to the Shareholder Undertaking). To the Company’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company or the Company Shareholders under any material term or condition of the Shareholder Undertaking.

Section 4.25 No TID U.S. Business. Neither the Company nor any of its Subsidiaries is a TID U.S. business (as such term is defined at 31 CFR §800.248).

Section 4.26 Investigation; No Other Representations.

(a) Each of the Company and SISH, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Yucaipa and TopCo and (ii) it has been furnished with or given access to such documents and information about Yucaipa and TopCo and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, each of the Company and SISH has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of Yucaipa or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither Yucaipa nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO YUCAIPA, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER THE COMPANY, SISH OR ANY OTHER PERSON MAKES, AND THE COMPANY AND SISH EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO YUCAIPA OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR SISH, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND MERGER SUB

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), each of the Company, TopCo and Merger Sub hereby represents and warrants to Yucaipa as follows:

Section 5.01 Corporate Organization. Each of TopCo and Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).

Section 5.02 Due Authorization. Each of TopCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of each of TopCo and Merger Sub and no other proceeding on the part of TopCo or Merger Sub, as the case may be, is necessary to authorize this Agreement or such Transaction Documents or performance by TopCo or Merger Sub, as the case may be, hereunder or thereunder. This Agreement has been, and each Transaction Document to which TopCo or Merger Sub, as the case may be, will be party will be, duly and validly executed and delivered by TopCo or Merger Sub, as the case may be, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which TopCo or Merger Sub, as the case may be, will be party, will constitute a legal, valid and binding obligation of TopCo or Merger Sub, as the case may be, enforceable against TopCo or Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Capitalization.

(a) On the Closing Date, immediately prior to Closing, the issued share capital of TopCo shall consist of one TopCo Ordinary Share, which shall be duly authorized, validly issued and subject to a payment obligation of EUR €0.12 only. On the Closing Date, immediately following the Closing, such issued and outstanding TopCo Ordinary Share (i) shall have been issued in compliance with the Governing Documents of TopCo and applicable Law and (ii) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the second sentence of this Section 5.03(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other TopCo Ordinary Shares or other equity securities of TopCo authorized, reserved, issued or outstanding.

(b) The sole limited liability company interest of Merger Sub is held by TopCo as the sole member of Merger Sub. As of the date hereof, TopCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity securities in any Person other than Merger Sub, and after giving effect to the Exchange TopCo will have no Subsidiaries other than Merger Sub and the Company and its Subsidiaries.

(c) Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or any other Contracts to which TopCo is a party or by which TopCo is bound obligating TopCo to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

Section 5.04 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo or Merger Sub with respect to TopCo’s and Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transactions Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the approval of the Financial Conduct Authority (UK) to TopCo (and each other person who, on Closing, becomes a “controller” of Wiggle Limited and Chain Reaction Cycles Retail Limited (the “Regulated Companies”)) holding an indirect controlling interest in the Regulated Companies, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Merger Documents under the applicable law of the Cayman Islands, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution, delivery or performance by TopCo and each Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo or either Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo or either Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which TopCo or either Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05 Business Activities. Each of TopCo and Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TopCo or Merger Sub or any of their Subsidiaries or Affiliates for which TopCo or Merger Sub have any obligation.

Section 5.07 Tax Matters.

(a) For U.S. federal income Tax purposes, (i) TopCo is, and has been since the date of its formation, treated as an association taxable as a corporation and (ii) Merger Sub is, and has been since the date of its formation, treated as a disregarded entity of TopCo (and an IRS Form 8832 electing such treatment has been timely filed with the IRS).

(b) Neither TopCo nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.08 Investment Company Act. TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.09 Investigation; No Other Representations.

(a) Each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Yucaipa and (ii) it has been furnished with or given access to such documents and information about Yucaipa and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, each of TopCo and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of Yucaipa or any other Person, either express or implied, and each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither Yucaipa nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.10 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO YUCAIPA OR ANY OF its REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER TOPCO, MERGER SUB NOR OR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO YUCAIPA OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY YUCAIPA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO YUCAIPA

Except as set forth in (a) Yucaipa Disclosure Schedules (but subject to the terms of Section 12.08) or (b) any Yucaipa SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Yucaipa hereby represents and warrants to the Company, TopCo and Merger Sub as follows:

Section 6.01 Corporate Organization. Yucaipa is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the applicable law of the Cayman Islands. The copies of Yucaipa’s Governing Documents as in effect on the date hereof previously made available by Yucaipa to the Company are true, correct and complete, are in full force and effect and have not been amended.

Section 6.02 Due Authorization.

(a) Yucaipa has the requisite exempted company power and authority to execute and deliver this Agreement and each Transaction Document to which Yucaipa is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Yucaipa Shareholder Approval by the Pre-Closing Yucaipa Holders at the Special Meeting, the execution and delivery of this Agreement, the Transaction Documents to which Yucaipa is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Yucaipa. This Agreement has been, and each Transaction Document to which Yucaipa is or will be upon execution thereof, duly and validly executed and delivered by Yucaipa and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of Yucaipa (assuming this Agreement has been and the Transaction Documents to which Yucaipa is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Yucaipa in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.03 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Yucaipa’s knowledge, threatened against or involving Yucaipa that, if adversely decided or resolved, would be material to Yucaipa. Neither Yucaipa nor any of their respective properties or assets is subject to any material Governmental Order. As of the date of this Agreement, there are no material Proceedings by Yucaipa pending against any other Person.

Section 6.04 Compliance with Applicable Law. Yucaipa is (and since its incorporation has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to Yucaipa.

Section 6.05 Consents and Requisite Government Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Yucaipa with respect to Yucaipa’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Merger Documents under the applicable law of the Cayman Islands, (iv) the Yucaipa Shareholder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably by excepted to be, individually or in the aggregate, material to Yucaipa.

(b) Neither the execution, delivery or performance by Yucaipa of this Agreement nor the Transaction Documents to which Yucaipa is or will be a party nor the consummation by Yucaipa of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of Yucaipa’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Yucaipa is a party or by which Yucaipa or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which Yucaipa or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Yucaipa, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to Yucaipa.

Section 6.06 Trust Account. As of the date of the Agreement, Yucaipa has an amount in cash equal to at least $345 million in a trust account (the “Trust Account”). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated August 6, 2020 (the “Trust Agreement”), between Yucaipa and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Yucaipa SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the Yucaipa SEC Reports to be inaccurate in any material respect or, to Yucaipa’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Yucaipa Holders who shall have elected to redeem their pre-Closing Yucaipa Class A Shares pursuant to the Governing Documents of Yucaipa or (iii) if Yucaipa fails to complete a business combination within the allotted time period set forth in the Governing Documents of Yucaipa and liquidates the Trust Account, subject to the terms of the Trust Agreement, Yucaipa (in limited amounts to permit Yucaipa to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Yucaipa) and then the Pre-Closing Yucaipa Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Yucaipa and the Trust Agreement. As of the date of this Agreement, Yucaipa has performed all material obligations required to be performed by it to date under, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of Yucaipa, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since August 6, 2020, Yucaipa has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pre-Closing Yucaipa Holders who have elected to redeem their Yucaipa Class A Shares pursuant to the Governing Documents of Yucaipa and (C) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement), Yucaipa shall have no further obligation under either the Trust Agreement or the Governing Documents of Yucaipa to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.07 Brokers. Except for the fees and commissions described in Section 6.07 of the Yucaipa Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Yucaipa for which Yucaipa has any obligation.

Section 6.08 SEC Filings. Yucaipa has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the date hereof, the “Yucaipa SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional Yucaipa SEC Reports”). Each of the Yucaipa SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Yucaipa SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Yucaipa SEC Reports or the Additional Yucaipa SEC Reports (for purposes of the Additional Yucaipa SEC Reports, assuming that the representation and warranty set forth in Section 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Yucaipa SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Yucaipa SEC Reports, assuming that the representation and warranty set forth in Section 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Yucaipa SEC Reports.

Section 6.09 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Yucaipa’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Yucaipa has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Yucaipa’s financial reporting and the preparation of Yucaipa’s financial statements included in the Yucaipa SEC Reports (collectively, the “Yucaipa Financial Statements”) for external purposes in accordance with GAAP and (ii) Yucaipa has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Yucaipa is made known to Yucaipa’s principal executive officer and principal financial officer by others within Yucaipa.

(b) Yucaipa has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, except as set forth in Section 6.09(c) of Yucaipa Disclosure Schedules, Yucaipa has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The Yucaipa Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to the Yucaipa’s knowledge, threatened against Yucaipa by the Stock Exchange or the SEC with respect to any intention by such entity to deregister Yucaipa Class A Shares or prohibit or terminate the listing of Yucaipa Class A Shares on the Stock Exchange. Yucaipa has not taken any action that is designed to terminate the registration of Yucaipa Class A Shares under the Exchange Act.

(d) The Yucaipa SEC Reports contain true and complete copies of the applicable Yucaipa Financial Statements. The Yucaipa Financial Statements (i) fairly present in all material respects the financial position of Yucaipa as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Yucaipa Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Yucaipa has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Yucaipa’s and its Subsidiaries’ assets. Yucaipa maintains and, for all periods covered by the Yucaipa Financial Statements, has maintained books and records of Yucaipa in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of Yucaipa in all material respects.

(f) Since its incorporation, Yucaipa has not received any written complaint, allegation, assertion or claim that there is of any (i) a “significant deficiency” in the internal controls over financial reporting of Yucaipa, (ii) a “material weakness” in the internal controls over financial reporting of Yucaipa or (iii) fraud, whether or not material, that involves management or other employees of Yucaipa who have a significant role in the internal controls over financial reporting of Yucaipa.

(g) Section 6.09(g) of the Yucaipa Disclosure Schedules sets forth a list of all Indebtedness of Yucaipa as of the date of this Agreement.

Section 6.10 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 6.10 of the Yucaipa Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) reflected or reserved for in the most recent balance sheet in the Yucaipa Financial Statements included in the Yucaipa SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Yucaipa SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (b) or (c) of this Section 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Yucaipa, Yucaipa has no Liabilities.

Section 6.11 Taxes.

(a) All material Tax Returns required by Law to be filed by Yucaipa have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Yucaipa have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c) Yucaipa has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Yucaipa is not engaged in any material audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Yucaipa has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where Yucaipa does not file a Tax Return that Yucaipa is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Yucaipa and no written request for any such waiver or extension is currently pending.

(e) Neither Yucaipa nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(f) There are no Liens with respect to material Taxes on any of the assets of Yucaipa, other than Permitted Liens.

(g) Yucaipa does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h) Yucaipa is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(i) Yucaipa is not considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(j) Yucaipa has not taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.12 Capitalization.

(a) Section 6.12(a) of the Yucaipa Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Yucaipa Shares and the Yucaipa Warrants. All outstanding Equity Securities of Yucaipa (except to the extent such concepts are not applicable under the applicable Law of Yucaipa’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Yucaipa and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Governing Documents of Yucaipa or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Governing Documents of Yucaipa and (iv) as set forth on Section 6.12(a) of Yucaipa Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require Yucaipa, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of Yucaipa, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Yucaipa.

(b) As of the date of this Agreement, (i) the authorized share capital of Yucaipa consists of 500,000,000 Yucaipa Class A Shares, 50,000,000 Yucaipa Class B Shares and 1,000,000 preference shares of a par value of $0.0001 per share and (ii) all of the issued and outstanding Yucaipa Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract to which Yucaipa is a party or bound.

(c) As of the date of this Agreement, Yucaipa has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

(d) On or prior to the date of this Agreement, Yucaipa has entered into Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to subscribe for and accept TopCo Ordinary Shares for a PIPE Investment amount of at least $300,000,000 (such amount, the “Committed PIPE Investment Amount”). As of the date of this Agreement, the Subscription Agreements are in full force and effect with respect to and binding on Yucaipa and, to the knowledge of Yucaipa, each PIPE Investor party thereto, in accordance with their terms.

Section 6.13 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Yucaipa expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Yucaipa Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.14 Investigation; No Other Representations.

(a) Yucaipa, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, Yucaipa has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Shareholder Undertaking and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and Yucaipa, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Shareholder Undertaking, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 6.15 Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of Yucaipa to enter into and perform its obligations under this Agreement; and (b) Yucaipa has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Section 8.01(b), (c), (e), (f) or (i).

Section 6.16 Business Activities.

(a) Since formation, Yucaipa has not conducted any business activities other than (i) activities related to Yucaipa’s initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are immaterial in nature.

(b) Except for the Transactions, Yucaipa does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Section 6.16 of Yucaipa’s Disclosure Schedules sets forth a list of all Contracts as of the date of this Agreement to which Yucaipa is a party or otherwise bound (other than this Agreement and any Transaction Document) which (i) require or will reasonably be expected to require payments by Yucaipa in excess of $500,000 in the aggregate; (ii) provide for material obligations of Yucaipa that will or will reasonably be expected to be complied with or performed following the Closing or under which material liabilities of Yucaipa will or will reasonably be expected to arise or remain outstanding in each case on or following the Closing or (iii) are otherwise material to Yucaipa.

(d) Yucaipa does not own or lease any real or personal property.

Section 6.17 Employees; Benefit Plans. As of the date of this Agreement, (a) other than any officers as described in the Yucaipa SEC Reports, Yucaipa does not have and has never had any employees and (b) Yucaipa does not and has never sponsored, maintained, contributed to or had any liability in respect of any Benefit Plan.

Section 6.18 PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for: (a) changes that are solely ministerial and other non-economic de minimis changes, or (b) any of the following actions that would not increase conditionality or impose any new obligation on the Company or Yucaipa, reduce the Committed PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Yucaipa under any Subscription Agreement, Yucaipa shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of TopCo Ordinary Shares contemplated thereby. Without limiting the generality of the foregoing, Yucaipa shall give the Company written notice as promptly as practicable: (x) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any material breach or default) by any party to any Subscription Agreement, in each case, that is known to Yucaipa and (y) of the receipt of any written notice by Yucaipa from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or of any provisions of any Subscription Agreement.

Section 6.19 Investment Company Act. Yucaipa is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20 Transactions with Affiliates. Except for the Contracts and transactions set forth on the Yucaipa Disclosure Schedules, there are no Contracts or transactions between (a) Yucaipa, on the one hand, and any (b) officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Yucaipa or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each a “Yucaipa Related Party”).

Section 6.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, TOPCO, MERGER SUB OR SISH OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE TRANSACTION DOCUMENTS, NEITHER YUCAIPA NOR ANY OTHER PERSON MAKES, AND YUCAIPA EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF YUCAIPA THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, TOPCO, MERGER SUB OR SISH, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF YUCAIPA BY THE MANAGEMENT OF YUCAIPA OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO, MERGER SUB OR SISH IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY YUCAIPA ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF YUCAIPA, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO, MERGER SUB OR SISH IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(a) of the Company Disclosure Schedules, (iv) as required to comply with COVID-19 Measures or (iv) as consented to in writing by Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Company and its Subsidiaries in the ordinary course in all material respects and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, material assets and properties of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(b) of the Company Disclosure Schedules or (iv) as consented to in writing by Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to Section 7.01(b)(i) and Section 7.01(b)(x), in which case, such consent shall be subject to Yucaipa’s sole discretion), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof for an aggregate purchase price in excess of €10,000,000;

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Shareholder Agreements;

(v) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien);

(vi) (A) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property of the Company, (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in such trade secrets) or disclose, license, release, deliver, escrow or make available any source code or (C) make any material change to the operation or security of any IT Systems of the Company or any of the Company’s respective rules, policies or procedures with respect to privacy and security requirements for Personal Information that has the result of decreasing the overall operation or security of an IT Systems or decreasing the security of Personal Information;

(vii) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(viii) incur, create or assume any Indebtedness, other than (A) ordinary course trade payables and (B) Indebtedness under the Company’s existing revolving credit facility provided that the amount outstanding thereunder at any time does not exceed €100,000,000;

(ix) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(x) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (other than any of the Company and its Subsidiaries; provided that any such loans, advances, capital contributions, guarantees or investments are made in the ordinary course of business and on terms comparable to those available to such Subsidiary in the market), other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(xi) except as required under the terms of any Company Benefit Plan that is set forth on Section 7.01(b)(xi) of the Company Disclosure Schedules or a Labor Agreement, (A) amend, modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (D) hire, engage or terminate the employment or engagement of (other than for cause), furlough or temporarily layoff, any director, manager, officer or employee of the Company whose annual base compensation exceeds €300,000, (E) except in the ordinary course of business consistent with past practice, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Labor Agreement (to the extent such actions do not result in material economic concessions or operational restrictions), (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company or (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual independent contractor of the Company, other than waiver of any restrictive covenant obligations (excluding nondisclosure obligations) as part of a settlement or similar agreement with such individual;

(xii) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Taxes, settle or compromise any material Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material Tax sharing or material Tax indemnification agreement (except for any such agreements that are commercial contracts not primarily relating to Taxes);

(xiii) enter into any settlement or similar Contract the performance of which would involve the payment by the Company in excess of €1,000,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xv) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to the Company and its assets and properties; provided that such coverage remains reasonably available (other than in connection with normal annual renewal activities and insurance program management);

(xvii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement, any Transaction Document, or the Wiggle SPA;

(xviii) fail to maintain the Leased Real Property in all material respects in the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(xix) enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of the Company;

(xx) make any Change of Control Payment that is not set forth on Section 4.05(b)(ii) of the Company Disclosure Schedules; or

(xxi) enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Section 7.01(b);

for purposes of this Section 7.01(b), references to the “Company” include the Company and each of its Subsidiaries.

(c) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give Yucaipa, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period.

Section 7.02 Trust Account Waiver. Each of the Company, TopCo, Merger Sub and SISH acknowledges that Yucaipa is a blank check company with the power and privileges to effect a business combination, and that such Party has read Yucaipa’s final prospectus, dated August 3, 2020, and other Yucaipa SEC Reports, the Yucaipa’s Governing Documents and the Trust Agreement and understands that Yucaipa has established the Trust Account described therein for the benefit of Yucaipa’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and TopCo further acknowledges that, if the transactions contemplated by this Agreement, or, in the event this Agreement is terminated pursuant to its terms, another business combination, are not consummated by August 6, 2022, or such later date as is approved by the shareholders of Yucaipa to complete a business combination, Yucaipa will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, each of the Company, TopCo, Merger Sub and SISH (on behalf of itself and its Affiliates), notwithstanding anything to the contrary in this Agreement, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Yucaipa or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the Company’s, TopCo’s, Merger Sub’s or SISH’s right to pursue a claim against Yucaipa or any of its Affiliates for legal relief against assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 12.14 for specific performance or other injunctive relief (so long as such claim would not affect Yucaipa’s ability to fulfill its redemption obligations). This Section 7.02 shall survive the termination of this Agreement for any reason.

Section 7.03 Yucaipa D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of Yucaipa, as provided in a Yucaipa’s Governing Documents or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo shall advance expenses in connection with such indemnification as provided in Yucaipa’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Yucaipa Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of Yucaipa (the “Yucaipa D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Yucaipa D&O Person was a director, officer, member, manager or employee of Yucaipa prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.03 to any Yucaipa D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Yucaipa D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of Yucaipa as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Yucaipa’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Closing; provided that TopCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 350% of the most recent annual premium paid by Yucaipa prior to the date of this Agreement and, in such event, TopCo shall purchase the maximum coverage available for 350% of the most recent annual premium paid by Yucaipa prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.03.

(e) The Yucaipa D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.03 are intended to be third-party beneficiaries of this Section 7.03. This Section 7.03 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.04 Company D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of the Company or any of its Subsidiaries, as provided in the Company’s or any of its Subsidiaries’ Governing Documents or otherwise in effect as of the date of the Closing, in either case, with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo, the Company and its Subsidiaries will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo, the Company and its Subsidiaries shall advance expenses in connection with such indemnification as provided in the Company’s or any of its Subsidiaries’ Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of the Company (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company D&O Person was a director, officer, member, manager or employee of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.04 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and TopCo shall maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, “tail” insurance policy(ies) providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of the Company or any of its Subsidiaries as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy as of the Closing; provided that none of TopCo or Yucaipa shall be required to pay a premium for such “tail” insurance policy(ies) in excess of 350% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement and, in such event, the Company or its Subsidiaries shall purchase the maximum coverage available for 350% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.04.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.04 are intended to be third-party beneficiaries of this Section 7.04. This Section 7.04 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.05 Financial Information.

(a) As soon as reasonably practicable following the date of this Agreement (but in any event on or prior to June 25, 2021), the Company shall deliver to TopCo and Yucaipa the Closing Company Financial Statements. The Closing Company Financial Statements (i) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, (iii) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iv) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, TopCo and Yucaipa in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Yucaipa with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.06 Merger Sub Member Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, TopCo, as the sole member of Merger Sub, will approve and adopt this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 7.07 Stock Exchange Listing of TopCo Ordinary Shares. The Company shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and Yucaipa, the Company and Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange.

Section 7.08 Shareholder Undertaking. The Company and SISH shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company and SISH, as applicable, in the Shareholder Undertaking and otherwise comply with its obligations and enforce its rights thereunder. Without limiting the generality of the foregoing, the Company and SISH shall give Yucaipa prompt (and, in any event, within one Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Company Shareholders of the Shareholder Undertaking, or (ii) of the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Company Shareholders under the Shareholder Undertaking. The Company and the parties to the Shareholder Undertaking may not amend, modify, waive or terminate the Shareholder Undertaking (in whole or in part) without the prior written consent of Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.09 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions except for those Company Related Party Transactions set forth in Section 7.09 of the Company Disclosure Schedules without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, Yucaipa and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand. If the Closing would result in the agreement set forth on Section 7.09(b) of the Company Disclosure Schedules being a violation of applicable Law, the Company shall terminate such agreement.

Section 7.10 Master Agency Agreement. Each of the Company Shareholders and the Company shall (a) take, or cause to be taken, all actions necessary or advisable to terminate as soon as possible, and in any event prior to the Closing, the Master Agency Agreement without any further obligations or Liabilities (including any obligations to make expense reimbursements, termination fees or other payments thereunder) of the Company or any of its Affiliates (including, from and after the Closing, Yucaipa and its Affiliates), (b) procure and undertake that no expense reimbursements, termination fees or other payments under the Master Agency Agreement are made by the Company or its Affiliates between the date hereof and Closing and (c) procure and undertake that any payments that were made by the Company or any its Affiliates under the Master Agency Agreement on or after January 1, 2021 are repaid or cause to be repaid in full to the Company.

Section 7.11 TopCo Tax Residency. During the Interim Period, TopCo shall not take or cause to be taken any action which would reasonably be expected to (a) cause TopCo to have its principal place of effective management outside of Germany or (b) otherwise be treated as a resident of any country other than Germany for Tax purposes.

Section 7.12 Equity Plans. Prior to the Closing Date, the board of directors of TopCo and the Company as the sole shareholder of TopCo shall approve and adopt the Incentive Equity Plan, substantially in the form attached as Exhibit I.

Section 7.13 Labor Consultation. Prior to the Closing, the Company and its Subsidiaries shall satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees and/or their representatives, including any labor unions, works council or other labor organization, under applicable Law, Labor Agreements or other Contracts, in connection with the consummation of the Transactions.

Section 7.14 Wiggle Acquisition Confirmation. If (a) all Transaction Conditions under the Wiggle SPA have been satisfied or waived in accordance with the Wiggle SPA other than the delivery by the Company to the Seller Representatives (as defined in the Wiggle SPA) of written confirmation that this Agreement has become unconditional in all respects and (b) all Transaction Conditions set forth in Section 10.01, Section 10.02 and Section 10.03 have been satisfied or waived (to the extent permitted by applicable Law) (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing and the Transaction Condition set forth in Section 10.01(f)), then at least two Business Days prior to the Closing Date, the Company shall deliver written notice to the Seller Representatives (as defined in the Wiggle SPA) specifying the date and time on which Closing is expected to occur and providing that this Agreement shall automatically become unconditional in all respects as of the moment in time immediately prior to the Closing, assuming the actual satisfaction or waiver of any Transaction Conditions that, by their terms or nature, are to be satisfied at the Closing.

ARTICLE VIII

COVENANTS OF YUCAIPA

Section 8.01 Conduct of Yucaipa During the Interim Period. During the Interim Period, Yucaipa shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the Yucaipa Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Yucaipa’s Governing Documents (except for any amendment, modification or change to the Forward Purchase Agreement);

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Yucaipa or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Yucaipa or any of its Affiliates, other than, for the avoidance of doubt, in connection with the Yucaipa Shareholder Redemption;

(c) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or permit the conversion of any Indebtedness into warrants or other Equity Securities;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $3,000,000 individually or in the aggregate (“Permitted Yucaipa Indebtedness”);

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Yucaipa;

(h) enter into any Contract (other than Contracts contemplated by this Agreement) which (i) require or will reasonably be expected to require payments by Yucaipa in excess of $500,000 in the aggregate, (ii) provide for material obligations of Yucaipa that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Yucaipa will or will reasonably be expected to arise or remain outstanding on or following the Closing or (iii) will or will reasonably be expected to be otherwise material to Yucaipa other than, for the avoidance of doubt, in each case of (i) – (iii), any Contract relating to Yucaipa Transaction Expenses.

(i) engage in any activities or business, other than activities or business (i) currently conducted by Yucaipa as of the date of this Agreement (ii) in connection with or incident or related to Yucaipa’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by Yucaipa’s SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the Ancillary Agreements, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are (A) administrative or ministerial and (B) immaterial in nature;

(j) (i) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement or (ii) hire, engage or appoint, any director, manager, officer or employee;

(k) enter into, or modify or amend in any material respect any Contract between Yucaipa and any Yucaipa Related Party other than any Contracts between Yucaipa and the Sponsor and/or any of its Affiliates pursuant to which Yucaipa incurs, creates or assumes any Permitted Yucaipa Indebtedness; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 8.01; or

Section 8.02 Shareholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Yucaipa, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the “Transaction Litigation”) commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each of Yucaipa and the Company shall (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such Transaction Litigation if and to the extent all such settlement payments exceed $500,000 in the aggregate without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, and (d) reasonably cooperate with each other with respect to any such Transaction Litigation.

Section 8.03 Yucaipa Public Filings. From the date hereof through the Effective Time, Yucaipa will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.04 Trust Account Proceeds and Redemptions. Upon satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions and provision of notice thereof to the Trustee (which notice Yucaipa shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Yucaipa (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay, as and when due, all amounts payable to holders of Yucaipa Shares pursuant to the Yucaipa Shareholder Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Yucaipa for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.05 De-Listing. Prior to the Closing, Yucaipa shall cooperate with TopCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list Yucaipa’s Class A Shares from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Post-Closing TopCo Board of Directors and Officers.

(a) SISH, the Company and TopCo shall take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form: (i) the board of directors of TopCo (the “TopCo Board of Directors”) shall be a “one-tier” board of directors, with one executive director serving an initial four-year term and seven non-executive directors, who shall serve staggered multi-year terms (two directors serving an initial two-year term, two directors serving an initial three-year term and three directors serving an initial four-year term), (ii) the members of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(b) and Section 9.01(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(d) and (iv) the officers of TopCo (the “TopCo Officers”) are the individuals determined in accordance with Section 9.01(e).

(b) The individual identified on Section 9.01(b) of the Yucaipa Disclosure Schedules, who shall be indicated by the Sponsor, shall be a non-executive director on the TopCo Board of Directors immediately after the Change of Legal Form, with such individual serving an initial four-year term (the “Yucaipa Designee”). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and Yucaipa written notice, replace the Yucaipa Designee with any individual and, upon the Sponsor so giving notice of the replacement of the Yucaipa Designee, Section 9.01(b) of the Yucaipa Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the Yucaipa Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(c) The seven individuals identified on Section 9.01(c) of the Company Disclosure Schedules shall be executive and non-executive directors, as the case may be, on the TopCo Board of Directors immediately after the Change of Legal Form, with each such individual serving an initial term set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (i) the Company, with the prior written consent of SISH, may, by giving Yucaipa and the Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company board of directors or is an observer of the Company board of directors, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee, Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced or (ii) the Company, may, with the prior written consent of SISH, Yucaipa and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either Yucaipa or the Sponsor), replace any Company Designee with any other individual and, if Yucaipa and the Sponsor each provides its written consent to the replacement of any such Company Designee pursuant to this clause (ii), then Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced;

(d) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall, with the prior written consent of SISH, designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the TopCo Board of Directors, subject to the applicable listing rules of the Stock Exchange.

(e) The individuals identified on Section 9.01(e) of the Company Disclosure Schedules shall be the TopCo Officers immediately after the Change of Legal Form, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 9.01(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as a TopCo Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may, with the prior written consent of SISH and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such TopCo Officer and, if the Sponsor provides its consent to the replacement of such TopCo Officer, then Section 9.01(e) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a TopCo Officer in lieu of, and to serve with the same title as, the individual so replaced.

(f) The obligation of TopCo, SISH and the Company pursuant to Section 9.01(a) shall include TopCo causing the removal or resignation of the applicable officers and directors of TopCo prior to or at the Change of Legal Form for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Change of Legal Form.

Section 9.02 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Yucaipa, TopCo, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of Yucaipa, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall TopCo, Yucaipa, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between any itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.02 obligates any Party or any of its Affiliates to agree to, and the Company shall not for the purpose of satisfying any condition set forth in Article X without Yucaipa’s consent, (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Parties’ prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

(c) Without limiting the foregoing, Yucaipa and TopCo shall use reasonable best efforts to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (iv) confer with each other regarding timing of the Schedule Closing Date (as defined in the Subscription Agreements); (v) deliver notices to counterparties to the Subscription Agreements at least five Business Days prior to the Closing to cause them to fund their obligations at least two Business Days prior to the date that the Closing is scheduled to occur hereunder; and (vi) enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause (A) each PIPE Investor to pay the subscription price set forth in its PIPE Subscription Agreement and (B) the Sponsor to pay the subscription price set forth in the Sponsor Subscription Agreement, in each case, in accordance with its terms.

Section 9.03 Registration Statement/Proxy Statement; Yucaipa Special Meeting.

(a) Registration Statement/Proxy Statement.

(i) As promptly as practicable (and, in any event, within 30 days following the delivery of the Closing Company Financial Statements) following the date of this Agreement, Yucaipa, TopCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, the Yucaipa Governing Documents, applicable Law and any applicable rules and regulations of the SEC and the Stock Exchange). Each of Yucaipa, TopCo and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the generality of the foregoing, the Company and Yucaipa shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii) Yucaipa, on the one hand, and the Company, TopCo and Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 9.03(a) or for including in any other statement, filing, notice or application made by or on behalf of Yucaipa or TopCo to the SEC or the Stock Exchange in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including using their respective reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC or to be submitted in connection therewith as described in Section 9.06(e). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of Yucaipa, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Yucaipa, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of Yucaipa, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub, Yucaipa (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Yucaipa Holders. TopCo shall promptly advise Yucaipa of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of Yucaipa and TopCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party’s Representatives, supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Yucaipa Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Yucaipa shall (i) duly give notice of a meeting of the Yucaipa shareholders (the “Special Meeting”), (ii) cause the Registration Statement/Proxy Statement to be mailed to the Yucaipa shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Governing Documents of Yucaipa and applicable Law, for the purposes of obtaining the Required Yucaipa Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Yucaipa Shareholder Redemption. Yucaipa shall, through its board of directors, recommend to its shareholders the (i) adoption and approval of this Agreement and the Transactions and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Yucaipa, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) adoption and approval of the Merger, along with the documents relating thereto and the transactions contemplated thereby (the “Merger Proposal”); and (iv) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iv) together, the “Transaction Proposals”); provided that Yucaipa may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Yucaipa Shareholder Approval, (B) for the absence of a quorum or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Yucaipa has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Yucaipa Holders prior to the Special Meeting; provided, further, that Yucaipa shall use commercially reasonable efforts to adjourn the Special Meeting on a date that is no more than 15 Business Days following the most recently adjourned meeting or 30 Business Days after the original date of the Special Meeting or, without the consent of the Company, on a date that is beyond the Termination Date. The board of directors of Yucaipa shall not withdraw, amend, qualify or modify the recommendation to its shareholders that is contemplated by this Section 9.03(b).

Section 9.04 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, TopCo, Merger Sub and SISH shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Yucaipa) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(a) or further a Company Acquisition Proposal. The Company agrees to (A) notify Yucaipa promptly (within 24 hours) upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Yucaipa fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Yucaipa shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Yucaipa Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Yucaipa Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Yucaipa Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(b) or further a Yucaipa Acquisition Proposal. Yucaipa agrees to (A) notify the Company promptly (within 24 hours) upon receipt of any Yucaipa Acquisition Proposal, and to describe the material terms and conditions of any such Yucaipa Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Yucaipa Acquisition Proposal) and (B) keep the Company fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

Section 9.05 Wiggle SPA.

(a) SISH shall cause the Company (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall, and shall cause each of its Subsidiaries to, in each case to the extent within its control, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective the Wiggle Acquisition substantially concurrently with the Closing in accordance with the terms of the Wiggle SPA. In addition, SISH shall cause the Company to (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall (i) enforce its rights under the Wiggle Transaction Documents to the extent reasonably necessary to consummate the transactions contemplated by the Wiggle Transaction Documents, and (ii) comply with and, to the extent reasonably necessary, enforce, as applicable, in all material respects the covenants, agreements, obligations and rights of the Company, as set forth in the Wiggle Transaction Documents. Other than as expressly contemplated by this Agreement (including but not limited to, the assumption of the payment obligations by TopCo in accordance with this Agreement), the Company shall not (A) assign or delegate any of its rights under, amend or modify any of the terms or conditions of or waive any material covenants, agreements, obligations, representations or warranties of any other party under the Wiggle Transaction Documents (including, for the avoidance of doubt, any conditions or contingencies set forth in the Wiggle SPA), without the prior written consent of Yucaipa (such consent not to be unreasonably withheld, conditioned or delayed) or (B) terminate the Wiggle SPA without the prior written consent of Yucaipa.

(b) SISH shall cause the Company (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall keep Yucaipa reasonably informed with respect to the status of the Wiggle SPA and shall promptly (and in any event within two Business Days thereof) provide written notice of (i) any material development, event or circumstance relating to the Wiggle SPA, including any development, event or circumstance that would (individually or together with any other development(s), event(s) or circumstance(s)) reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the consummation of the Wiggle Acquisition or the transactions contemplated by this Agreement, (ii) upon having actual knowledge of any material violation, breach or default (or any development, event or circumstance that, with or without notice, the lapse of time or both, would reasonably be expected to give rise to a material violation, breach or default) by any party to the Wiggle SPA, and (iii) the receipt of any notice or other material communication with respect to any material consent, material dispute or material disagreement between or among any parties to the Wiggle Transaction Documents. SISH shall cause the Company (but only to the extent within SISH’s control and only in its capacity as a shareholder of the Company), and the Company shall promptly (and in any event within two Business Days thereof) inform Yucaipa of any substantive communication between (or on behalf of) SISH or the Company or any other party to the Wiggle Transaction Documents, on the one hand, and any Governmental Authority, on the other hand, relating to the Wiggle Acquisition. SISH or the Company shall provide, or cause to be provided, Yucaipa and its Representatives a reasonable opportunity (being no less than one Business Day) to review in advance, and shall consider in good faith the views of Yucaipa and its Representatives in connection with, any proposed written communication to any Governmental Authority (including, for the avoidance of doubt, any consent) relating to the transactions contemplated by the Wiggle SPA, but only to the extent that such written communication involves commentary relating to the TopCo-Yucaipa Business Combination. SISH and the Company agree not to, shall cause their respective Representatives not to and shall use reasonable best efforts to cause any other Persons party to the Wiggle

Transaction Documents and their Representatives not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by the Wiggle Transaction Documents unless, but only to the extent that such meeting or discussion will involve a discussion relating to the TopCo-Yucaipa Business Combination, any such Person consults with Yucaipa and its Representatives in advance and, to the extent not prohibited by such Governmental Authority, gives Yucaipa and its Representatives the opportunity to attend and participate in such meeting or discussion. For the purposes of this Section 9.05(b) all interactions between the Company and Yucaipa and its Representatives shall be effected on a counsel-to-counsel basis, and any communications exchanged between counsel which refers to any direct or indirect shareholder of SISH shall be redacted before being exchanged.

(c) In no event shall Yucaipa be required to take any action or to do anything in each case requested by the Company in order to obtain the governmental and regulatory consents required to satisfy the Transaction Conditions set forth in paragraphs 1 and 2 of Schedule 3 of the Wiggle SPA if such action would require Yucaipa or any of its respective Representatives to incur any costs, expenses or other monetary liabilities that the Company does not agree to pay, satisfy and discharge, or reimburse as applicable, in full promptly following the incurrence thereof. For the avoidance of doubt, Yucaipa shall be responsible for all of its costs, expenses and other monetary liabilities incurred by it in connection with the exercise of its rights hereunder.

Section 9.06 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration, or other similar Taxes (other than VAT which is solely governed by Section 9.06(b)) incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, TopCo, Yucaipa or the Company will join in the execution of any such Tax Returns.

(b) None of the Parties shall waive any VAT exemption (including any waiver of any VAT exemption pursuant to Section 9 of the German VAT Act (Umsatzsteuergesetz –– UStG) or comparable provisions under the laws of any other jurisdiction) in relation to any of the transactions contemplated in this Agreement. If and to the extent (i) VAT becomes due and payable in relation to, or as a consequence of, any of the transactions contemplated by this Agreement (other than as a consequence of a waiver pursuant to the first sentence of this Section 9.06(b)), and (ii) the respective provider of a supply or service for VAT purposes (“Relevant Provider”) owes the respective VAT amounts vis-à -vis the competent Governmental Authority, the respective recipient of the supply or service for VAT purposes (“Relevant Recipient”) shall pay such statutory VAT amounts to the Relevant Provider. Any such VAT amount shall be due and payable by the Relevant Recipient to the Relevant Provider upon issuance of an invoice which is in compliance with applicable Law.

(c) The Parties intend that for U.S. federal income Tax purposes the TopCoYucaipa Business Combination, shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause (which shall include taking, or not taking, any action which may reasonably be expected to prevent) the TopCo-Yucaipa Business Combination to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(e) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Yucaipa and TopCo shall use their reasonable best efforts to deliver to Kirkland & Ellis LLP customary Tax representation letters reasonably satisfactory to Kirkland & Ellis LLP, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Kirkland & Ellis LLP, in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

Section 9.07 Confidentiality; Access to Information; Publicity.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures. The Confidentiality Agreement shall survive the Closing in accordance with its terms.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Yucaipa and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company); provided that such access may be limited by the Company or any of its Subsidiaries, as applicable, in response to COVID-19 Changes to the extent reasonably necessary (i) to protect the health and safety of the Company and its Subsidiaries and their managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, the Company shall not be required to provide to

Yucaipa or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and Yucaipa or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Yucaipa shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of Yucaipa (in a manner so as to not interfere with the normal business operations of Yucaipa); provided that such access may be limited by Yucaipa in response to COVID-19 Changes to the extent reasonably necessary (i) to protect the health and safety of the Yucaipa and its managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), Yucaipa shall use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, Yucaipa shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Yucaipa is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of Yucaipa with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to Yucaipa under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Yucaipa shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if Yucaipa, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Yucaipa shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) None of Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and Yucaipa or, after the Closing, TopCo and the Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is Yucaipa or a Representative of Yucaipa, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Yucaipa in connection therewith and provide Yucaipa with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with TopCo in connection therewith and provide TopCo with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is TopCo, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Section 9.07(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Yucaipa, the Sponsor and (on their behalf) their respective Representatives may provide general information about the subject matter of the Transaction Documents to any current or prospective investors, (including the PIPE Investors), whether direct or indirect to the extent such information is consistent with information previously disclosed in accordance with this Section 9.07(d) and in documents filed with the SEC by TopCo.

(e) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Yucaipa prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Yucaipa shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the Company and Yucaipa prior to the execution of this Agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Yucaipa, as applicable). The Company, on the one hand, and Yucaipa, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Yucaipa, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Yucaipa and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), TopCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Yucaipa prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Yucaipa, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 9.08 Interim Period Cooperation; Consultation. From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 9.07), until the Closing Date, Yucaipa shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment, including by (a) providing regular updates, if requested by the Company and (b) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Yucaipa and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by each of Yucaipa and the Company in writing.

Section 9.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Required Yucaipa Shareholder Approval shall have been obtained;

(d) the Required Company Shareholders’ Consent shall continue to be in full force and effect;

(e) after giving effect to the transactions contemplated hereby (including the PIPE Investment), TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

(f) the Wiggle Acquisition will be consummated simultaneously with the Closing.

(g) (i) The Master Agency Agreement shall have been terminated without any further obligations or Liabilities (including any obligations to make expense reimbursements, termination fees or other payments thereunder) of the Company or any of its Affiliates (including, from and after the Closing, Yucaipa and its Affiliates), (ii) no expense reimbursements, termination fees or other payments under the Master Agency Agreement shall have been made by the Company or its Affiliates after the date hereof and (iii) anypayments that were made by the Company or any its Affiliates under the Master Agency Agreement on or after January 1, 2021 shallhave been repaid or cause to be repaid in full to the Company or such Affiliates, as applicable

Section 10.02 Additional Conditions to the Obligations of TopCo, the Company and Merger Sub. The obligation of TopCo, the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Yucaipa Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.12(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of Yucaipa in Article VI (other than the Yucaipa Fundamental Representations and the representations and warranties set forth in Section 6.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Yucaipa to consummate the Transactions contemplated by this Agreement and the other Transaction Documents;

(b) the covenants and agreements of Yucaipa contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c) the aggregate amount of cash held in the Trust Account (after giving effect to Yucaipa Shareholder Redemptions and the PIPE Investment) shall be no less than an amount (such amount, the “Minimum Cash Amount”) equal to the greater of: (i) $522 million, net of any unpaid or contingent liabilities of Yucaipa (including, as applicable, any Yucaipa Transaction Expenses); and (ii) an aggregate amount equal to: (A) 60% of the Wiggle Consideration owed to the sellers under the Wiggle SPA plus (B) an amount equal to the aggregate estimated Yucaipa Transaction Expenses included in the TopCo Closing Statement and the Yucaipa Closing Statement plus (C) $150 million (the greater of clauses (i) and (ii), the “Minimum Available Cash Condition”);

(d) TopCo’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing, and the TopCo Ordinary Shares shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof; and

(e) at or prior to the Closing, Yucaipa shall have delivered, or caused to be delivered, to TopCo and the Company the following documents:

(i) a certificate, signed by an officer of Yucaipa, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled; and

(ii) the Registration Rights Agreement duly executed by the Sponsor.

Section 10.03 Additional Conditions to Obligations of Yucaipa. The obligations of Yucaipa to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Yucaipa of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.05(a), Section 4.06 and Section 5.03 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Section 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of the Company, TopCo and Merger Sub set forth in Article IV and Article V (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.05(a), Section 4.06, Section 4.20(a) and Section 5.03) shall be true and correct (without giving effect to any limitation as to

“materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company, TopCo and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company, TopCo and Merger Sub under this Agreement or the Shareholder Undertaking at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s Governing Documents;

(e) the Conversion shall have occurred;

(f) the Roll-up shall have occurred;

(g) the Company Shareholders have entered into, and are bound by, the Shareholder Undertaking, and the same has not been revoked, modified, amended, waived or terminated; and

(h) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Yucaipa the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) are satisfied, in a form and substance reasonably satisfactory to Yucaipa; and

(ii) the Registration Rights Agreement duly executed by TopCo and the Pre-Closing Company Shareholders.

Section 10.04 Frustration of Conditions. The Parties agree that (a) none of the Company, TopCo, Merger Sub or Yucaipa may rely on the failure of the conditions set forth in Section 10.01(f) to be satisfied if all of the Transaction Conditions (other than any Transaction Conditions that are to be satisfied by action taken at the Closing or the Wiggle Closing, but subject to the satisfaction or waiver of such Transaction Conditions at the Closing and the Wiggle Closing, as applicable) have been satisfied (or, to the extent permitted by applicable Law, waived by the party entitled to the benefits thereof) and (b) none of the Company, TopCo or Merger Sub may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by the Company’s, TopCo’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement. Yucaipa may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by Yucaipa’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company, TopCo and Yucaipa;

(b) by written notice to the Company and TopCo from Yucaipa, if any of the representations or warranties set forth in Article IV or Article V shall not be true and correct or if the Company, TopCo or Merger Sub have failed to perform any covenant or agreement on the part of the Company, TopCo or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by Yucaipa, and (ii) the Termination Date; provided, however, that Yucaipa is not then in material breach of this Agreement;

(c) by written notice to Yucaipa from the Company, if any of the representations or warranties set forth in Article VI shall not be true and correct or if Yucaipa has failed to perform any covenant or agreement on the part of Yucaipa set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either in Section 10.02(a) or Section 10.02(b) would not be satisfied the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Yucaipa and (ii) the Termination Date; provided, however, that the Company, TopCo or Merger Sub is not then in material breach of this Agreement;

(d) by either Yucaipa or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 30, 2021 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to Yucaipa if Yucaipa’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Yucaipa or the Company, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement beyond the Termination Date and such Governmental Order or other action shall have become final and nonappealable;

(f) by either Yucaipa or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing Yucaipa Holders have duly voted and the Required Yucaipa Shareholder Approval was not obtained; or

(g) by Yucaipa, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.07 (Confidentiality; Access to Information; Publicity), this Section 11.02 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Article IV, Article V and Article VI.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to Yucaipa:

Yucaipa Acquisition Corporation

9130 West Sunset Boulevard

Los Angeles, CA 90069

Attn: Robert P. Bermingham

Email: legal@yucaipaco.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: David B. Feirstein, P.C., Marshall P. Shaffer, P.C., Christian O. Nagler

Email: david.feirstein@kirkland.com, marshall.shaffer@kirkland.com, cnagler@kirkland.com

(b)	If to the Company, TopCo, Merger Sub or the Surviving Company:

SIGNA Sports United GmbH

Kantsraße 164

10623 Berlin

Germany

Attn: Tilman Wink; Steffanie Kniepen

Email: t.wink@signa-sportsunited.com;s.kniepen@signa-sportsunited.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Howard L. Ellin; Kenneth M. Wolff

Email: howard.ellin@skadden.com; kenneth.wolff@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

TaunusTurm, Taunustor 1

60310 Frankfurt, Germany

Attn: Stephan Hutter

Email: stephan.hutter@skadden.com

(c)	If to SISH:

SIGNA International Sports Holding GmbH

Maximiliansplatz 12 · 80333 München, Germany

Attn: Wolfram Keil

Email: w.keil@signa.de

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Howard L. Ellin; Kenneth M. Wolff

Email: howard.ellin@skadden.com; kenneth.wolff@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

TaunusTurm, Taunustor 1

60310 Frankfurt, Germany

Attn: Stephan Hutter

Email: stephan.hutter@skadden.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.04 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.03 and Section 7.04, the last two sentences of this Section 12.04, Section 12.15 and Section 12.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.01, Section 9.07 and Section 12.10. Legal counsel identified in Section 12.18 shall be express third-party beneficiaries of Section 12.18.

Section 12.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Yucaipa shall pay, or cause to be paid, all unpaid Yucaipa Transaction Expenses and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Yucaipa Transaction Expenses.

Section 12.06 Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall apply to the Merger).

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Yucaipa Disclosure Schedules corresponding to any Section or subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the Yucaipa Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the Yucaipa Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article IV, Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by Yucaipa, the Company and SISH; provided that after the Closing, any written agreement providing for an amendment or modification of any provision in respect of which the Sponsor is an express third -party beneficiary pursuant to this Agreement shall also be required to be executed and delivered by the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 12.10 shall be void, ab initio.

Section 12.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.12 Jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.12.

Section 12.13 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.15 Non-Recourse. Subject in all respects to the last sentence of this Section 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Yucaipa, TopCo or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.

Section 12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.17 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V constitute the sole and exclusive representations and warranties of the Company, TopCo and Merger Sub in connection with the transactions contemplated hereby; (iii) the representations and warranties of Yucaipa in Article V constitute the sole and exclusive representations and warranties of Yucaipa; (iv) except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of Yucaipa in Article V, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of Yucaipa in Article V. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third party beneficiary. Except as otherwise expressly set forth in this Agreement, Yucaipa understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V or as provided in any certificate delivered in accordance with Section 10.03(h)(i) with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.17(a) shall relieve any Party of liability in the case of intentional fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Notwithstanding anything herein to the contrary, nothing in this Section 12.17(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article IV, Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

Section 12.18 Conflicts and Privilege.

(a) Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the former shareholders or holders of other equity interests of Yucaipa and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “Yucaipa Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the SSU Group (as defined below), on the other hand, any legal counsel, including Kirkland & Ellis LLP (“Kirkland”), that represented Yucaipa and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Yucaipa Group, in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Surviving Company, and even though such counsel may have represented TopCo or the Surviving Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo, the Company or the Surviving Company and/or the Sponsor. Yucaipa, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Sponsor and/or any other member of the Yucaipa Group, on the one hand, and Kirkland, on the other hand (the “Kirkland Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Yucaipa Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by TopCo or the Company prior to the Closing with Yucaipa and/or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Kirkland Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Kirkland Privileged Communications, by virtue of the Transactions.

(b) Yucaipa, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the former shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “SSU Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the Yucaipa Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP and McDermott, Will & Emery LLP (collectively “Company Counsel”) that represented TopCo or the Company prior to the Closing may represent any member of the SSU Group in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Company, and even though such counsel may have represented TopCo and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo and/or the Company. Yucaipa, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Company and/or TopCo and/or any other member of the SSU Group, on the one hand, and Company Counsel, on the other hand (the “Company Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the SSU Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by Yucaipa prior to the Closing with the Company and/or TopCo under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company,

together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner

Name:	Ira Tochner

Title:	Chief Financial Officer and Chief Operating Officer

OLYMPICS I MERGER SUB, LLC
By Member, SIGNA SPORTS UNITED B.V.

By:	/s/ Stephen Zoll

Name:	Stephen Zoll

Title:	Board Member

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephen Zoll

Name:	Stephen Zoll

Title:	Managing Director

By:	/s/ Stefanie Kniepen

Name:	Stefanie Kniepen

Title:	Managing Director

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

By:	/s/ Wolfram Keil

Name:	Wolfram Keil

Title:	Managing Director

SIGNA SPORTS UNITED B.V.

By:	/s/ Stephen Zoll

Name:	Stephen Zoll
Title:	Board Member

[Signature Page to Business Combination Agreement]